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Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

between

GREAT MALL OF THE BAY AREA ASSOCIATES, L.P.,

a Delaware limited partnership

as Seller

and

THE MILLS LIMITED PARTNERSHIP,

a Delaware limited partnership,

as Buyer

with Escrow Instructions for

LAWYERS TITLE INSURANCE CORPORATION

as Escrow Agent

Dated as of May 8, 2003

AGREEMENT OF PURCHASE AND SALE

        THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement"), dated as of May 8, 2003, is between GREAT MALL OF THE BAY AREA ASSOCIATES, L.P., a Delaware limited partnership ("Seller"), and THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer").

ARTICLE 1

CERTAIN DEFINITIONS

        Section 1.1    Definitions.    The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

        "Additional Deposit" shall have the meaning ascribed in Section 2.3.

        "Additional Rent" shall have the meaning ascribed in Section 9.9(d).

        "Adjoining Owners" shall mean collectively the parties named in the Operating Agreements or their respective successors in title, if any.

        "Adjustment Statement" shall have the meaning ascribed in Section 9.9(a).

        "Affiliate" shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as the case may be. For the purposes of this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the day to day management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

        "Aged Receivables Report" shall have the meaning ascribed in Section 3.2.

        "Agreement" shall mean this Agreement, as the same may be amended, modified, or supplemented from time to time in writing by the parties hereto.

        "Anchors" means all Tenants under Leases which contain no less than 10,000 square feet of gross leasable area.

        "Assignment and Assumption of Contracts" shall have the meaning ascribed in Section 9.7(d).

        "Assignment and Assumption of Leases" shall have the meaning ascribed in Section 9.7(c).

        "Bill of Sale" shall have the meaning ascribed in Section 9.7(b).

        "Broker" shall mean Merrill, Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation, who has provided certain financial advice and services to Seller pursuant to agreement dated January 2, 2003 ("Broker Agreement").

        "Broker's Commission" shall mean the success fee payable by Seller to Broker as provided in the Broker Agreement and as otherwise set forth in Section 9.10.

        "Closing" shall have the meaning ascribed in Section 9.2.

        "Closing Date" shall mean, TIME BEING OF THE ESSENCE, the date on which the Closing shall occur, but in no event later than the date set forth in Section 9.2.

        "Commissions" shall mean all commissions, referral fees, payments and obligations of Seller to make payments to leasing agents, leasing brokers or other parties with respect to the leasing of all or any part of the Property, whether such agreements are contained in a Lease or in any separate Commission Agreement.

        "Commission Agreements" shall mean all written agreements and documents obligating Seller or the Property Manager to pay Commissions that are not contained in a Lease, together with all amendments thereto or modifications thereof.

        "Contracts" shall mean the service contracts, personal property leases, construction contracts, utility agreements and other contracts relating to the operation or ongoing maintenance of the Property to which Seller is a party or by which Seller is bound and described in Exhibit "D" and all other service contracts, personal property leases, construction contracts, utility agreements and other similar contracts, as well as any amendments, supplements or modifications to any of the foregoing entered into by Seller after the Effective Date with respect to the Property in accordance with Section 8.4.

        "Current Month" shall have the meaning ascribed in Section 9.9(c).

        "Deed" shall have the meaning ascribed in Section 9.7(a).

        "Deposit" shall have the meaning ascribed in Section 2.3.

        "Disclosure Items" shall have the meaning ascribed in Section 6.1.

        "Due Diligence" shall mean the review contemplated by Section 3.1 and related provisions of this Agreement.

        "Due Diligence Items" shall mean those items, documents and deliveries contemplated in Section 3.2.

        "Due Diligence Period" shall mean the time period contemplated by Section 3.1 of this Agreement.

        "Effective Date" shall mean the date of this Agreement.

        "Environmental Laws" shall mean all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Governmental Entity and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Seller or Buyer, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

        "Environmental Reports" shall mean the environmental reports and studies delivered to Buyer by Seller as part of the Due Diligence Items, as more particularly described in Exhibit "O".

        "Escrow Agent" shall mean the Title Company.

        "Excluded Items" shall have the meaning ascribed in Section 3.2(a).

        "Fixtures" shall mean the fixtures which are located at and affixed to any of the Improvements as of the Closing Date, but specifically excluding any trade fixtures of the Tenants under the Leases.

        "Governmental Entity" means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property or the Improvements or any portion thereof.

        "Hazardous Materials" means any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including, without limitation, petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls ("PCBs"), PCB-containing equipment, radioactive elements, infectious agents, and urea formaldehyde), as such terms are used in any Environmental Laws (excluding solvents, cleaning fluids and other lawful substances used in the ordinary operation and maintenance of the Real Property, to the extent in closed containers and used and stored in compliance with all applicable Environmental Laws).

        "Holdback Escrow Agreement" shall have the meaning ascribed in Section 5.3.

        "Holdback Escrow Funds" shall have the meaning ascribed in Section 5.3.

        "Impositions" shall mean all real estate and personal property taxes, general and special assessments, water and sewer charges, license fees and other fees and charges assessed or imposed by any Governmental Entity upon the Property.

        "Improvements" shall mean the improvements and structures located on the Real Property, but shall expressly exclude improvements and fixtures owned by the Tenants under the Leases.

        "Initial Deposit" shall have the meaning ascribed in Section 2.3.

        "Lease Expenses" shall mean, collectively, any and all fees, costs or expenses incurred or payable in connection with Pre-Effective Date Leases or any renewals, expansions or extensions thereof entered into or exercised prior to the Effective Date. Lease Expenses shall include, without limitation, (a) Commissions payable for such leasing transaction (including, without limitation, any fees owed to the Property Manager in connection with such leasing transaction), (b) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the Tenant's requirements with regard to such leasing transactions, (c) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, and (d) expenses incurred for the purpose of satisfying or terminating the obligations of a Tenant under a Pre-Effective Date Lease to the landlord under another lease of space, to the extent payable prior to or attributable to any period of time prior to the Effective Date.

        "Leases" shall mean all unexpired leases, subleases, occupancy agreements, license and any other agreements for the use, possession, or occupancy of any portion of the Real Property or Improvements (including, without limitation, signage and parking rights) in effect as of the Effective Date, including any tenant guaranties delivered in connection with any of the foregoing, as well as all amendments, modifications and/or supplements thereto, and all amendments to Leases and/or New Leases entered into after the Effective Date and prior to Closing.

        "Legal Requirements" shall mean all statutes, laws, ordinances, rules and regulations applicable to the ownership, operation or use of the Property and any part thereof.

        "Liability Cap Amount" shall have the meaning ascribed in Section 5.3.

        "Licensee Parties" shall mean those authorized agents, contractors, consultants and representatives of Buyer who shall inspect, investigate, test or evaluate the Property on behalf of Buyer in accordance with this Agreement.

        "Licenses and Permits" shall mean, collectively, to the extent assignable, all licenses, permits approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Real Property and Improvements, together with all renewals and modifications thereof.

        "Liens" shall have the meaning ascribed in Section 4.2.

        "New Leases" or "New Lease" shall mean, collectively, or singularly, any lease for space at the Property entered into between the Effective Date and the Closing Date.

        "OPA Assignment" shall have the meaning ascribed in Section 9.7(f).

        "Operating Agreements" shall mean all recorded reciprocal easements, declarations of restrictions, and operating agreements as set forth in the Title Commitment, by and among any one of Seller and/or its predecessers in title, and the Adjoining Owners, and/or their predecessors in title, as amended from time to time, and any such documents hereinafter entered into by Seller and/or any owner of adjoining property.

        "Operating Expenses" shall mean all operating expenses and common area maintenance charges, including, but not limited to, utilities, insurance, charges for taxes or other assessments, merchant and other assessment charges, advertising and promotional charges and all other charges, including amounts paid under the Operating Agreements.

        "Owner Participation Agreement" shall mean that certain Owner Participation Agreement executed by the Milpitas Redevelopment Agency and Ford Motor Land Development Corporation recorded August 4, 1994 in Book M 925, Page 1030 of Official Records of Santa Clara, State of California.

        "Permitted Exceptions" shall mean and include all of the following: applicable zoning and building ordinances and land use regulations, Schedule B-Section II Exceptions set forth in the Title Commitment approved by Buyer pursuant to Section 4.1 hereof, any exclusions from coverage set forth in the jacket of the Title Policy which are consistent with ALTA extended coverage, any exceptions caused by Buyer, its agents, representatives or employees, such other exceptions as the Title Company shall commit to insure over for the benefit of Buyer, subsequent owners and any mortgagee/lender in a manner satisfactory to Buyer, in its reasonable discretion, and Buyer's lender, without any additional cost to Buyer (except as otherwise specifically provided in this Agreement), whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, the rights of the Tenants under the Leases, and any other matters deemed to constitute Permitted Exceptions under Sections 4.1 and 4.2 hereof.

        "Permitted Outside Parties" shall have the meaning ascribed in Section 3.5.

        "Personal Property" shall mean all of the right, title, and interest of Seller in and to the tangible personal property, which is located at and used solely in connection with any of the Real Property as of the Closing Date, but specifically excluding (a) any personal property owned, financed or leased by the Tenant under a Lease, (b) any computer software which either is licensed to Seller, or which Seller deems proprietary (provided Buyer shall be given paper copies of operating data for the Property), and (c) any tangible personal property used by any affiliated or unaffiliated on-site property manager. Personal Property shall not include any appraisals, strategic plans for the Real Property, internal analyses, marketing information, submissions relating to Seller's obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller or Seller's property manager which Seller reasonably deems proprietary or cash in accounts or on hand after the current expenses of the Property.

        "Pre-Effective Date Leases" or "Pre-Effective Date Lease" shall mean, collectively, or singularly, any lease for space at the Property in effect as of the Effective Date.

        "Property" shall mean the Real Property, the Personal Property, the Improvements, the Fixtures, the Leases, the Contracts, and to the extent transferable, all of Seller's right, title and interest in and to all tangible and intangible assets of any nature relating to the Property, specifically excluding cash in accounts or on hand after payment of current expenses of the Property, options, warrants, stock and like items, but including without limitation, (a) all warranties upon the Improvements, Fixtures and on the Personal Property, (b) rights to any plans, specifications, engineering studies, reports, drawings, and prints relating to the construction, reconstruction, modification, and alteration of Improvements, (c) all works of art, graphic designs, names, logos, trademarks, services marks, goodwill and other intellectual or intangible property used by Seller in connection with the Property, including any trade name associated with the Improvements, (d) all claims and causes of action arising out of or in connection with the Property after the Closing Date or to be assigned to Buyer pursuant to this Agreement, and (e) the Licenses and Permits.

        "Property Manager" shall mean those individuals or entities which manage the Property.

        "Purchase Price" shall have the meaning ascribed in Section 2.2.

        "Real Property" shall mean that certain parcel of land upon which the Shopping Center is located, as more particularly described on Exhibit "A" attached hereto, and appurtenances thereto, including Seller's right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent to that certain parcel of land.

        "Reimbursable Lease Expenses" shall mean, collectively, any and all fees paid by Seller prior to Closing or costs and expenses incurred by Seller prior to Closing arising out of or in connection with any extensions, renewals or expansions under any lease for space at the Property exercised or granted between the Effective Date and the Closing Date, and any New Lease entered into pursuant to the terms of this Agreement. Reimbursable Lease Expenses shall include, without limitation, (a) brokerage commissions and fees to effect any such leasing transaction (including, without limitation, any fees owed to the Property Manager), (b) expenses incurred and allowances given to Tenants for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the Tenant's requirements with regard to such leasing transaction, (c) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (d) if there are any rent concessions covering any period that the Tenant has the right to be in possession of the demised space, the rents that would have accrued during the period of such concession prior to the Closing Date as if such concession were amortized over (i) with respect to any extension or renewal exercised or entered into after the date hereof, the term of such extension or renewal, (ii) with respect to any expansion exercised or entered into after the date hereof, that portion of the term remaining under the subject Lease after the date of any expansion, or (iii) with respect to any New Lease, the entire initial term of any such New Lease, and (e) expenses incurred for the purpose of satisfying or terminating the obligations of a Tenant under a New Lease to the landlord under another lease of space (other than a Lease of the Property).

        "Rent Roll" shall have the meaning ascribed in Section 3.2.

        "Rents" shall have the meaning and include fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include the Tenants' prorated share of building operation and maintenance costs and expenses as provided for under the Leases, to the extent the same exceeds any expense stop specified in the Leases), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by the Tenants under the Leases or from other occupants or users of the Property, but excluding amounts received for Operating Expenses.

        "Required Estoppel Letters" shall have the meaning ascribed in Section 9.3.

        "Shopping Center" shall mean the Great Mall of the Bay Area, located at 447 Great Mall Drive in the City of Milpitas, County of Santa Clara, State of California.

        "Survey" or "Surveys" shall mean, individually, or collectively, those certain existing ALTA surveys of the Real Property and Improvements more particularly described on Exhibit "J" attached hereto.

        "Tenant Deposits" means all advance rents and security deposits (whether cash or non-cash, including, without limitation, letters of credit) paid or deposited by a Tenant to Seller, as landlord, or any other person on Seller's behalf pursuant to the Leases (together with any interest which has accrued thereon as required by the terms of the Leases, but only to the extent such interest has accrued for the account of the Tenant or as required by law).

        "Tenant" or "Tenants" shall mean all persons or entities occupying or entitled to possession of any portion of the Real Property pursuant to the Leases, including tenants, subtenants, and licensees, and each of their successors and assigns.

        "Title Commitment" shall have the meaning ascribed in Section 4.1.

        "Title Company" shall mean Lawyers Title Insurance Corporation, with offices at 525 Market Street, Suite 2320, San Francisco, California 94104, Attention: Patricia Schlageck.

        "Title Documents" shall have the meaning ascribed in Section 4.1.

        "Title Objections" shall have the meaning ascribed in Section 4.2.

        "Title Policy" shall have the meaning ascribed in Section 4.3.

        "Violations" shall mean any violations of Legal Requirements with respect to the Property issued by any Government Entity having jurisdiction over the Property.

        Section 1.2    Rules of Construction.    Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to "Article" or "Sections" without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words "herein," "hereof," "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. The use of the term "including" shall mean in all cases "including but not limited to," unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

ARTICLE 2

AGREEMENT OF PURCHASE AND SALE; PURCHASE PRICE

        Section 2.1    Agreement to Purchase and Sell.    Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase, accept and assume, subject to the terms and conditions stated herein, all of Seller's right, title and interest in and to the Property.

        Section 2.2    Purchase Price.    Buyer shall pay Seller the purchase price of TWO HUNDRED SEVENTY THREE MILLION AND NO/100 dollars ($273,000,000.00) (the "Purchase Price") in immediately available funds at Closing. The Purchase Price and such other funds as may be necessary to pay Buyer's expenses hereunder, subject to closing adjustments, shall be deposited with the Escrow Agent on or before the Closing Date in accordance with this Agreement and paid to Seller (less the Holdback Escrow Funds to be held by Escrow Agent and disbursed in accordance with the Holdback Escrow Agreement) upon satisfaction of all conditions precedent to the Closing as described herein.

        Section 2.3    Deposit.    Upon execution of this Agreement by Buyer and Seller, Buyer shall deposit by Federal Reserve wire transfer of immediately available funds, the sum of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) as the initial deposit (the "Initial Deposit") with Escrow Agent to an account designated by Escrow Agent. In the event Buyer notifies

Seller upon the expiration of the Due Diligence Period of its acceptance of the transaction pursuant to Section 3.1 hereof, then at the time of such notice Buyer shall deposit by Federal Reserve wire transfer or immediately available funds, the additional sum of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) as the additional deposit (the "Additional Deposit") to the account previously designated by the Escrow Agent for the Initial Deposit (together, the Initial Deposit and the Additional Deposit, the "Deposit"). The Deposit shall be held and delivered by Escrow Agent in accordance with the provisions of Article 5 and otherwise in accordance with the terms of this Agreement. Interest earned on the Deposit shall remain in escrow as part of the Deposit and shall be delivered to the party receiving the Deposit (provided if the Deposit is credited against the Purchase Price at Closing, the interest shall also be credited against the Purchase Price). Buyer shall direct investment of the Deposit in accounts that are federally insured and with maturities which coincide with the conditions for release or distributions thereof as contemplated by this Agreement and subject to Seller's approval, not to be unreasonably withheld, conditioned or delayed. Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date.

ARTICLE 3

BUYER'S DUE DILIGENCE/CONDITION OF THE PROPERTY

        Section 3.1    Buyer's Inspections and Due Diligence.    Buyer acknowledges that for a period which commences on the Effective Date and expiring at 5:00 p.m. Pacific Time on June 16, 2003, subject to extension as hereinafter provided (as extended, if applicable, the "Due Diligence Period"), Buyer shall conduct such examinations, inspections, tests, studies and investigations (hereinafter, "Due Diligence") of the Property, information regarding the Property and such documents applicable to the Property as Seller is to deliver or make available as set forth in Section 3.2 below, as Buyer deems necessary or desirable, in its sole discretion, in order to determine the feasibility of the Property for Buyer's purchase. Seller acknowledges that prior to the Effective Date, Seller has delivered to Buyer copies of all documents referenced on Exhibit "L" attached hereto (the "Diligence List") (but excluding Excluded Items).From and after the Effective Date, promptly following Buyer's requests made from time to time, Seller shall deliver to Buyer such additional information and documents with respect to the Property as Buyer may request so long as such documents are in Seller's possession or control; provided, however, that such deliveries of additional information shall not affect the Due Diligence Period. Except for any limitations pursuant to Section 3.3 below, Buyer may conduct Due Diligence of the Property as it deems necessary or appropriate, and examine and investigate to its full satisfaction all facts, circumstances and matters relating to the Property (including the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable laws, environmental conditions, engineering and structural matters), title, survey matters, and any other matters it deems necessary or appropriate for purposes of consummating this transaction. Any Due Diligence shall be at Buyer's sole cost and expense (except as specifically provided in this Agreement).

        Section 3.2    Delivery Period.    (a) Seller, as of the Effective Date has delivered to Buyer, or made available to Buyer for inspection at the Property or at the office of the Property Manager, the following: (i) the most recent rent roll statement (the "Rent Roll") with respect to the Property prepared by Seller, in the form and containing the information as set forth in the Rent Roll which is attached hereto as Exhibit "B", together with true, correct and complete copies of all Leases referenced on the Rent Roll and copies of any subleases or amendments relating thereto in Seller's possession; (ii) the Survey(s); (iii) an aged receivables report ("Aged Receivables Report"); (iv) true, complete and correct copies of all Contracts (including any Commission Agreements); and (v) true, complete and correct copies of all Operating Agreements and any other conditions, covenants and restrictions relating to the Property, which Seller has in its possession or control; and (vi) copies of any of the items on the Diligence List pertaining to the Property to the extent they exist and are in Seller's possession or control; provided, however, that Seller shall not be obligated to deliver any internal memoranda or correspondence of Seller, documents subject to the attorney client privilege and any appraisals or other valuation information (the "Excluded Items").

        (b)   All documents, materials, and information furnished to or made available to Buyer pursuant to this Section 3.2 are being furnished or made available to Buyer for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as otherwise may be expressly set forth in Section 6 below and as limited by Section 6.2 and 7.3(b) below, and all such documents, materials, and information are expressly understood by Buyer to be subject to the confidentiality provisions of Section 3.5 below.

        Section 3.3    Site Visits.    From and after the Effective Date, Buyer and its Licensee Parties shall have reasonable access to the Real Property or Improvements at agreed upon times and for the purposes set forth in this Agreement on at least forty-eight (48) hours prior written notice to Seller. Seller shall make reasonable efforts to have an agent available to accompany Buyer or any Licensee Parties, and in all events Seller shall have the right to have a representative present during any visits to or inspections of the Real Property or Improvements by Buyer or any Licensee Parties. Buyer will use reasonable, diligent efforts to conduct its Due Diligence in a manner which minimizes the disruption to the Tenants or the normal operation of the Real Property or Improvements. Buyer will not contact any leasing agents or Property Manager of the Real Property or Improvements, or any governmental or quasi- governmental entities, without reasonable prior written notice to Seller and an opportunity for Seller or its representative to accompany Buyer and/or participate in any discussions with such parties whether on or off-site. Neither Buyer nor any Licensee Parties may make any inquiries of any Tenant which in any way relate to the Real Property or Improvements or to Seller without reasonable prior written notice to Seller, and an opportunity for Seller or its representative to participate in such discussions. Following expiration of the Due Diligence Period and provided this Agreement has not been terminated, Buyer may contact and make inquiries of Tenants and other parties mentioned herein without notice to Seller but shall keep Seller reasonably informed of such contacts. In the event Buyer desires to conduct any physically intrusive Due Diligence, such as sampling of soils, other media, building materials, or the like, Buyer will identify in writing exactly what procedures Buyer desires to perform and request Seller's express written consent, and Seller shall not unreasonably withhold, condition or delay its consent to such activities. Upon receipt of Seller's written consent (if consent is required hereunder), Buyer and all Licensee Parties shall, in performing such Due Diligence, comply with the agreed upon reasonable procedures requested by Seller and with any and all laws, ordinances, rules, and regulations applicable to the Property and will not engage in any activities which would violate any permit, license, or environmental law or regulation. Buyer will: (a) maintain comprehensive general liability (occurrence) insurance in terms and amounts (at least $5,000,000 for Buyer) reasonably satisfactory to Seller covering any accident arising in connection with the presence of Buyer or the other Licensee Parties on the Real Property or Improvements, and deliver a certificate of insurance, which names the Seller and the Property Manager as additional insureds thereunder verifying such coverage to Seller prior to entry upon the Real Property or Improvements; (b) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; and (c) restore the Real Property and Improvements to the condition in which the same were found before any such entry upon the Real Property and inspection or examination was undertaken.

        Section 3.4    Buyer's Due Diligence Indemnity.    Buyer shall defend, indemnify, and hold harmless Seller, Seller's managers, officers, partners, shareholders and members, as applicable, and the Property Manager from and against all losses, costs, damages, claims, and liabilities arising out of injury or death to persons or damage to the Property or otherwise (collectively, "Losses"), including, but not limited to, costs of restoration of damage caused by Buyer to the Property, mechanic's and materialmen's liens and attorneys' fees, arising out of or in connection with Buyer's Due Diligence, Buyer's breach of its obligations under Section 3.5 or Buyer's or any Licensee Parties' entry upon the Real Property, except to the extent any of the same are caused by the negligence or willful misconduct of Seller, Seller's managers, officers, partners, shareholders and members, as applicable, and/or the Property Manager; provided, however, that Buyer shall have no obligation to indemnify, defend or hold harmless Seller based upon the discovery of information, including diminution in value of the Property as a result of any discovery by Buyer of Hazardous Materials thereon, nor shall Buyer be obligated to remedy any condition on the Property which existed prior to such entry and Buyer's discovery thereof (although all information discovered by Buyer shall be subject to the provisions of Section 3.5 hereof). The provisions of this Section 3.4 shall survive the Closing or, if the purchase and sale is not consummated, shall survive termination of this Agreement, and shall not be subject to the twelve (12) month limitation set forth in Section 6.2.

        Section 3.5    Confidentiality.    Buyer agrees that any information obtained by Buyer or its attorneys, partners, accountants, lenders or investors and any other parties engaged by Buyer to assist in evaluating the Property (collectively, for purposes of this Section 3.5, the "Permitted Outside Parties") with respect to the Property or in the conduct of its Due Diligence shall be treated as confidential pursuant to Section 10.11 of this Agreement and pursuant to that certain Confidentiality Agreement from Buyer to Seller dated January 13, 2003, the terms and conditions of which are incorporated herein by this reference, and shall be used only to evaluate the acquisition of the Property from Seller. Buyer further agrees that within its organization, or as to the Permitted Outside Parties, the Due Diligence Items will be disclosed and exhibited only to those persons within Buyer's organization or to those Permitted Outside Parties who are responsible for determining the feasibility of Buyer's acquisition of the Property. Buyer further acknowledges that the Due Diligence Items and other information relating to the leasing arrangements between Seller and any Tenants or prospective tenants are proprietary and confidential in nature. Buyer agrees not to divulge the contents of such Due Diligence Items or any other information except in strict accordance with Sections 3.5 and 10.11 of this Agreement. In permitting Buyer and the Permitted Outside Parties to review the Due Diligence Items and other information to assist Buyer, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Buyer and the Permitted Outside Parties, for whom, by its execution of this Agreement, Buyer is acting as an agent with regard to such waiver. Notwithstanding the foregoing, nothing contained herein shall prevent Buyer from disclosures or require Buyer to keep confidential information described in this Section 3.5, to the extent the information is in this public domain through no action or fault of Buyer, or is required to be disclosed by applicable law or judicial process (including, without limitation, in connection with the enforcement of Buyer's rights and/or remedies under this Agreement). Without limiting the generality of any other provision of this Agreement, Buyer agrees that it shall, upon Seller's written request following the termination of this Agreement for any reason other than Seller's default, provide Seller with originals of all third party reports, studies, appraisals and other material relating to the Property as Buyer may have received and/or commissioned that are requested by Seller; provided that concurrently with, and as a condition precedent to such delivery, Seller shall reimburse Buyer for the out-of-pocket costs incurred by Buyer in connection with the requested reports, studies, appraisals and/or other materials.

        Section 3.6    Due Diligence Period.    Buyer will, by giving Seller and Escrow Agent written notice on or before the end of the Due Diligence Period, in Buyer's sole and absolute discretion, elect to accept the transaction contemplated by this Agreement or to terminate this Agreement without further liability except for those obligations and that liability which expressly survive the termination of this Agreement. In the event Buyer shall elect to terminate, the Deposit shall be immediately released to Buyer. If Buyer elects to proceed with the purchase of the Property, Buyer shall, before the end of the Due Diligence Period, notify Seller and Escrow Agent in writing thereof and shall make the Additional Deposit provided for under Sections 2.3 and 3.1 hereof; provided, that if Buyer fails to give Seller such written notice, then Buyer shall be deemed to have elected to terminate this Agreement in accordance with the first sentence of this Section 3.6.

        Section 3.7    Extension of Due Diligence Period.    If on or after the date which is two (2) business days prior to the expiration of the Due Diligence Period, up to and including the expiration of the Due Diligence Period, Seller enters into and delivers to Buyer a New Lease, an amendment or modification to an existing Lease, a new Contract, or an amendment or modification of an existing Contract, then the Due Diligence Period shall automatically be extended to give Buyer three (3) additional business days following receipt of such items to enable Buyer to analyze the affect of each such item on the Property. In addition and provided that Buyer has not terminated this Agreement, the Due Diligence Period may be extended by Buyer pursuant to Section 9.3 to no later than July 3, 2003, for the sole purpose of obtaining the Required Estoppel Letters, all as more particularly described in Section 9.3.

ARTICLE 4

TITLE AND SURVEY

        Section 4.1    Title to Real Property.    Seller has delivered to Buyer (a) a current commitment for title insurance with respect to the Property issued by the Title Company (the "Title Commitment"), (b) copies of all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage (the "Title Documents"), and (c) the Survey(s) (collectively, the "Title Deliveries").

        Section 4.2    Certain Exceptions to Title.    Buyer shall have the right to object in writing to any title matters that are disclosed by any of the Title Deliveries, which Buyer determines in Buyer's sole discretion, adversely affect title to or the value of or feasibility of the Property (herein collectively called "Liens") on or before June 1, 2003. Unless Buyer shall timely object to the Liens, all Liens and any other encumbrances which are disclosed by the Title Deliveries shall be deemed Permitted Exceptions (except as hereinafter specifically provided). Any exceptions which are timely objected to by Buyer shall be herein collectively called the "Title Objections". Seller may elect (but shall not be obligated, except as hereinafter provided) to remove or cause to be removed, or insured over in a manner reasonably acceptable to Buyer, at Seller's sole expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such removal, which removal shall be deemed effected by the issuance of title insurance eliminating or insuring in a manner reasonably satisfactory to Buyer against the effect of the Title Objections. Seller shall notify Buyer in writing within ten (10) days after receipt of Buyer's notice of Title Objections whether Seller elects to remove the same. A failure to respond within the ten (10) day period shall be deemed an election by Seller not to remove or cure the Title Objections. If Seller elects not to remove or endorse over any Title Objections Seller shall notify Buyer in writing of Seller's election, and Buyer may elect to either (a) terminate this Agreement by giving written notice to Seller and Escrow Agent on or before the end of the Due Diligence Period, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations and liabilities which expressly survive the termination of this Agreement, or (b) waive such Title Objections, in which event such Title Objections shall be deemed additional Permitted Exceptions and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. If before the end of the Due Diligence Period, Buyer fails to give Seller and Escrow Agent such written notice, then Buyer shall be deemed to have elected to waive such Title Objections and its right to terminate this Agreement pursuant to this Section 4.2. Notwithstanding the foregoing, Seller hereby agrees to cure and cause to be released prior to or at Closing any or all mortgages, deeds of trust and other monetary liens or encumbrances affecting all or any portion of the Property which exists as of the date hereof and/or come into existence on or prior to Closing, including, without limitation, mechanics and materialmen's liens (except for those which arise out of work performed by Tenants and are not the result of failure of Seller to make payments on account of such work or perform any other obligations with respect thereto as required under the applicable lease) and judgment and/or attachment liens, and liens arising as a result of delinquent taxes or assessments, and if Seller fails to do so, any such liens (except for mechanic's or materialmen's liens which arise out of work performed by Tenants and are not the result of failure of Seller to make payments on account of such work or perform any other obligations with respect thereto as required under the applicable lease) and except for mechanic's or materialmen's liens which Seller is contesting in good faith have been bonded over by Seller or insured over by the Title Company in a manner satisfactory to Buyer and its lender) shall be paid out of the proceeds of and credited against the Purchase Price.

        Section 4.3    Title Insurance.    At the Closing, the Title Company shall issue to Buyer or be irrevocably committed to issue to Buyer an American Land Title Association (ALTA) Owner's Policy (Form 10-17-92) title insurance policy with extended coverage, an ALTA 3.1 (CLTA 123.2) zoning endorsement and such endorsements as may be necessary to cure Title Objections which Seller has elected or is obligated to cure (the "Title Policy"), in the amount of the Purchase Price, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such additional endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (a) such additional endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller and (b) Buyer's obligations to close under this Agreement shall not be conditioned upon receipt of such additional endorsements and the Closing shall not be delayed as a result of Buyer's request or inability to obtain such additional endorsements.

ARTICLE 5

REMEDIES AND DEPOSIT INSTRUCTIONS

        Section 5.1    Permitted Termination; Seller Default.    If the sale of the Property is not consummated due to the permitted termination of this Agreement by Buyer, including a failure of a closing condition as herein expressly provided, the Deposit shall be immediately returned to Buyer. If the sale of the Property is not consummated due to Seller's default hereunder, Buyer shall be entitled, as its sole remedy (except as hereinafter provided) either (a) to terminate the Agreement and receive the return of the Deposit or (b) to enforce specific performance of this Agreement and recover from Seller all its out-of-pocket costs of enforcement, including attorneys' fees and costs. Except as otherwise provided in this Section 5.1, Buyer expressly waives its rights to seek any damages in the event Closing fails to occur as a result of Seller's default hereunder or in the event Closing occurs as a result of Buyer's exercise of its remedy of specific performance for Seller's default, other than any claim based upon a breach of a representation or warranty or other covenant or obligation of Seller which, subject to the third sentence of Section 6.2 hereof, survives the Closing hereunder. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit as provided in subsection (a) of this Section 5.1 if Buyer fails to file suit for specific performance against Seller in a court prescribed by Section 10.5 hereof, on or before forty five (45) days following the date upon which the Closing was to have occurred but for Seller's default. Notwithstanding the foregoing, if the Closing does not occur as a result of a willful breach or default by Seller in the performance of Seller's obligations hereunder, or as a result of any breach of any of Seller's representations or warranties where Seller had knowledge of such breach at the time the representation or warranties were made (or recertified), then if Buyer does not elect to pursue specific performance, Buyer, in addition to receiving a refund of the Deposit, shall also be entitled to reimbursement from Seller for the actual verifiable third party out-of-pocket costs incurred by Buyer in connection with this transaction, including due diligence costs, not to exceed $500,000 in the aggregate.

        Section 5.2    BUYER DEFAULT; LIQUIDATED DAMAGES.    IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER, AS SELLER'S SOLE AND EXCLUSIVE REMEDY, SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH RETENTION SHALL OPERATE TO TERMINATE THIS AGREEMENT AND

RELEASE BUYER FROM ANY AND ALL LIABILITY HEREUNDER, EXCEPT AS PROVIDED IN SECTIONS 3.4, 3.5, 9.7, AND 10.11. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER'S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. THE PAYMENT OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER'S INDEMNITY OBLIGATIONS UNDER SECTIONS 3.4, 9.7, AND 10.11.

Initials: Seller              Buyer

        Section 5.3    Post Closing Breach by Seller; Holdback.    Subject to the limitation on survival of representations and warranties of Seller set forth in Section 6.2 hereof, and the terms of Sections 6.4 and 10.17 hereof, if from and after Closing (i) Buyer discovers a breach of Seller's representations, warranties or covenants in this Agreement or any document entered into pursuant to this Agreement, or (ii) Seller breaches any of the covenants, agreements and/or indemnities of Seller set forth herein or in any documents executed pursuant to this Agreement, which expressly survive Closing, Buyer shall be entitled to pursue any remedy available at law or in equity as a result of such breach; provided, however, that the maximum aggregate liability of Seller following the Closing based upon or arising from or under this Agreement (including any liability for breach of any warranty, representation, covenant or indemnity contained herein or any documents executed by Seller in connection with the Closing) shall be limited to Five Million Four Hundred Sixty Thousand Dollars ($5,460,000) ("Liability Cap Amount"). In addition, as security for Seller's post-Closing obligations, Buyer and Seller at the Closing Date shall enter into a Holdback Escrow Agreement ("Holdback Escrow Agreement") in the form of Exhibit "M" attached hereto, pursuant to which a portion of the Purchase Price equal to the Liability Cap Amount ("Holdback Escrow Funds") shall be deposited into an escrow account with Escrow Agent, to be applied and released subject to the terms and conditions set forth therein.

        Section 5.4    Indemnification by Seller.    Subject to Sections 5.3, 6.2, 6.4 and 10.17, from and after the Closing, Seller shall indemnify, defend, protect and hold harmless Buyer and its shareholders, directors, officers, members, partners, employees, representatives and agents, and their respective successors and assigns (collectively, the "Indemnified Buyer Persons") from and against any losses, liabilities, damages, claims, actions, proceedings, and expenses and costs (including, without limitation, reasonable attorneys' fees and costs) (collectively "Indemnified Losses") incurred or suffered by any Indemnified Buyer Person that results from, relates to or arises out of: (a) the breach or inaccuracy of any representation or warranty made by Seller in this Agreement or any other document delivered by Seller in connection with the Closing and which expressly survive the Closing; (b) the breach or non-fulfillment by Seller of any of the covenants or agreements of Seller under this Agreement or any other document delivered by Seller in connection with the Closing which survive the Closing; and (c) claims made by any Tenant or Anchor under the Leases, any Adjoining Owner under the Operating Agreements, or by any party under those Contracts assigned to Buyer that relate to any actions or events first occurring, or obligations first accruing, prior to the Closing Date; provided, however, that

Seller's obligations under this clause (c) shall not apply to any claims which (i) are based on any matter constituting a breach of such representations and warranties that is deemed waived pursuant to the terms of this Agreement or (ii) are based on a liability which was taken into account as a Closing adjustment pursuant to Section 9.9. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, Seller shall indemnify, defend and hold Buyer and the Indemnified Buyer Persons harmless from and against any loss, cost or liability incurred or suffered by Buyer and any Indemnified Buyer Person that results from, relates to or arises out of any litigation, arbitration or similar proceedings, against Seller and/or any Indemnified Seller Person and/or the Property which is filed prior to the Closing or which is filed after the Closing against any such party, the Property, Buyer or any Indemnified Buyer Persons, but related to events which occurred prior to Closing. The obligations of Seller hereunder shall survive Closing.

        Section 5.5    Indemnification by Buyer.    Subject to Sections 3.4, 3.5, 5.2 and 10.17, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its shareholders, directors, officers, members, partners, trustees, beneficiaries, employees, representatives and agents, and their respective successors and assigns (collectively the "Indemnified Seller Persons") from and against any Losses incurred or suffered by any Indemnified Seller Person that results from, relates to or arises out of: (a) the breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or any other document delivered by Buyer in connection with the Closing; (b) the breach or non-fulfillment by Buyer of any of the covenants or agreements of Buyer under this Agreement or any other document delivered by Buyer in connection with the Closing which survive the Closing; (c) claims made by any Tenant or Anchor under the Leases, the City of Milpitas under the Owner Participation Agreement, any Adjoining Owner under the Operating Agreements or by any party under those Contracts assigned to Buyer that relate to any actions or events first occurring, or obligations first accruing, on or after the Closing Date; or (d) claims by third parties that are based on any act or omission of Buyer relating to the Property occurring at any time on or after the Closing Date. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and the Indemnified Seller Persons from and against any loss, cost or liability incurred by Seller and any Indemnified Seller Persons that results from or relates to or arises out of any litigation, arbitration or similar proceedings against Buyer and/or any Indemnified Buyer Person which is filed after the Closing against any such party, the Property, or Seller or Indemnified Seller Persons, and relates to events which occurred after the Closing. The obligations of Buyer hereunder shall survive Closing.

        Section 5.6    Deposit Instructions.    The Escrow Agent joins herein to evidence its agreement to hold the Deposit and other funds in accordance with the terms and conditions of this Agreement. The following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent.

        (a)   The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party's receipt of any instruction or notice which is received by the Escrow Agent, or (ii) identity or authority of any person executing such instruction notice or evidence.

        (b)   The Escrow Agent shall have no responsibility except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability except for its own willful misconduct or gross negligence.

        (c)   The Escrow Agent shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the amount held in escrow, including the cost of any legal expenses and court costs incurred by the Escrow Agent, should the Escrow Agent deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow.

        (d)   In the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the Escrow Agent shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.

        (e)   The Escrow Agent shall invest the amount in escrow in accounts selected by Buyer with maturities that coincide with the anticipated release of the Deposits pursuant to this Agreement, and which are federally insured, which invest solely in government securities, or which are otherwise reasonably satisfactory to Seller, and such funds shall be applied in accordance with the terms of this Agreement.

        Section 5.7    Designation of Reporting Person.    In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 5.4, the "Code"), and any related reporting requirements of the Code, and Section 18643 of the California Revenue and Taxation Code (for purposes of this Section 5.4, the "R&T Code") the parties hereto agree as follows:

        (a)   Provided the Escrow Agent shall execute a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code and Section 18643 of the R&T Code, Seller and Buyer shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the "Reporting Person") and Section 18643 of the R&T Code. If the Escrow Agent refuses to execute a statement pursuant to which it agrees to be the Reporting Person, Seller and Buyer shall agree to appoint another third party as the Reporting Person.

        (b)   Seller and Buyer hereby agree:

          (i)    to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

          (ii)   to provide to the Reporting Person such party's taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

        (c)   Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

        Section 6.1    Representations and Warranties of Seller.    Subject to the provisions of Section 6.2 and except for those matters described in Exhibit "C" (the "Disclosure Items"), for which Seller makes no representations or warranties of any kind and for which Seller shall have no liability or obligation to Buyer of any kind whatsoever, and subject to the limitations on survival set forth in Section 6.2 and the other limitations set forth in Sections 5.3, 6.4 and 10.17, Seller hereby represents and warrants to Buyer as of the Effective Date (and which representations and warranties will be re-certified by Seller at Closing) as follows:

        (a)    Power and Authority.    Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of California. Seller has the power and authority to carry on its present business, enter into this Agreement and to sell the Property on the terms set forth in and to consummate the transactions contemplated by this Agreement.

        (b)    Authorization; Valid Obligation.    The individuals executing this Agreement and the documents referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof. The execution and delivery of this Agreement and the performance of Seller's obligations hereunder have been or will on or prior to the Closing Date be duly authorized by all necessary action on the part of Seller and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or other similar laws or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

        (c)    Non-Contravention.    The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which Seller may be bound.

        (d)    Suits and Proceedings.    There are no legal actions, suits or similar proceedings pending pursuant to which Seller has been served process or of which Seller has otherwise received written notice (or to Seller's knowledge, threatened or contemplated) against Seller or the Property except for (i) claims for personal injury, property damage or workmen's compensation, for which the insurance carrier has been notified on a timely basis, for which there is adequate coverage, and for which claims such carrier has not denied coverage and (ii) other litigation or proceedings shown on Schedule 6.1(d) attached hereto. Seller has no knowledge of any threatened litigation or proceedings against Seller or relating to the Property except litigation of the nature described in clause (i) and (ii) above.

        (e)    Non-Foreign Entity.    Seller is not a "foreign person" or "foreign corporation" as those terms are defined in the Code, as amended, and the regulations promulgated thereunder, and Seller is a partnership not subject to the withholding of California taxes in connection with the transactions contemplated herein pursuant to R&T Code Sections 18662 and regulations promulgated by the California Franchise Tax Board pursuant thereto.

        (f)    Consents.    No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

        (g)    Condemnation.    Except as set forth in the Title Commitment and Exhibit "C", no condemnation, zoning, land use environmental or other similar proceeding in which Seller has been served or of which Seller has received written notice, is pending with respect to all or part of the Property, and except as set forth in the Title Commitment and Exhibit "C" to Seller's knowledge, no similar action with respect to the Property has been threatened by any Governmental Entity.

        (h)    Bankruptcy.    Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

        (i)    Leases.    With respect to the Leases in effect as of the Effective Date:

          (1)   (A) Exhibit "K" attached hereto contains a true, correct and complete list of all Leases in effect on the Effective Date of this Agreement at the Property (and a list of all documents comprising such Leases) and (B) Seller has delivered, as part of the information delivered to

  Buyer pursuant to Section 3.2, true, correct and complete originals or copies of all Leases in effect as of the date of this Agreement to Buyer for its review.

          (2)   No Tenant, Adjoining Owner or other person or entity has any option to purchase all or any portion of the Property or a right of first refusal in respect of the sale of all or any portion of the Property to a third party and no Tenant, Adjoining Owner or other person or entity has the right to purchase all or any portion of the Property.

          (3)   Except as set forth on Schedule 6.1(i)(3), Seller has given no notice to any Tenant under a Lease that the Tenant has defaulted in its obligations under the Lease, which default remains uncured, and Seller has not received written notice from any Tenant under a Lease which is still outstanding and otherwise has no knowledge (A) that Seller has defaulted in performing any of its material obligations under such Lease or (B) that, except as set forth in Schedule 6.1(i)(3) or as set forth in any of the Leases or New Leases, such Tenant is entitled to any reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any Rents, Additional Rent or other amounts paid, payable or to become payable by such Tenant thereunder or is entitled to cancel or terminate such Lease or to be released of any of its material obligations thereunder.

          (4)   All Commissions earned and currently due in respect of the current terms of the Leases currently in effect have been paid in full by Seller and except as set forth in Schedule 6.1(i)(4), there are no Commissions which relate to any Leases currently in effect which may become due following the Closing based upon extensions, expansions or other rights thereunder.

          (5)   Seller is not currently engaged in any audit of percentage or overage or other similar rents with respect to any Lease, and no Tenant or Adjoining Owner is currently auditing Operating Expenses, Impositions or any similar items related thereto and Seller has not received any notice from any Tenant or Adjoining Owner that it intends to audit or inspect Seller's books and records or any statement provided by Seller related to Operating Expenses and/or Impositions or other similar items.

        (j)    Operating Agreements.    With respect to the Operating Agreements:

          (1)   (A) To Seller's knowledge, Schedule 6.1(j)(1) annexed hereto is a true, correct and complete list of all Operating Agreements in effect on the date of this Agreement at the Property (and all documents comprising such Operating Agreements) and (B) Seller has made true, correct and complete originals or copies of all Operating Agreements in effect as of the date of this Agreement available to Buyer for its review. Except as set forth in Schedule 6.1(j)(i), Seller has not entered into and has no knowledge of any reciprocal easements, declarations of restrictions or operating agreements affecting the operation of the Property and any adjoining property which have not been recorded.

          (2)   Except as set forth in Schedule 6.1(j)(2), Seller has received no written notice from any party to an Operating Agreement which is still outstanding and otherwise has no knowledge (A) that Seller has defaulted in performing any of its obligations under such Operating Agreement or (B) that such party is entitled to any reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any amounts paid, payable or to become payable thereunder by such party or is entitled to cancel or terminate such Operating Agreement or to be released of any of its material obligations thereunder. With the exception of written notices given with respect to certain of the delinquencies in the payment of Rents specified in the Rent Roll or the Aged Receivables Report, Seller has not given written notice to any of the other parties to the Operating Agreements which is still outstanding that any such party is in default thereunder.

        (k)    Contracts.    With respect to the Contracts and the Owner Participation Agreement:

          (1)   (A) Exhibit "D" annexed hereto is a true, correct and complete list of all Contracts in effect on the date of this Agreement at the Property (and all documents comprising such Contracts) and (B) Seller has made true, correct and complete originals or copies of all Contracts in effect as of the date of this Agreement available to Buyer for its review.

          (2)   Except as set forth on Schedule 6.1(k)(2) Seller has not given or received written notice from any party to any contract which is still outstanding that Seller or any such party has defaulted in performing any of its material obligations under such Contract and (B) Seller otherwise has no knowledge that Seller or any other party has defaulted in performing any of its obligations under such Contract.

          (3)   Seller has made a true, correct and complete originals or copies of the Owner Participation Agreement and all amendments thereto available to Buyer for its review. Except as set forth on Schedule 6.1(k)(3) (A) Seller has not given or received written notice from any party to the Owner Participation Agreement that Seller or any such party has defaulted in performing any of its obligations under the Owner Participation Agreement, (B) there are no unperformed obligations of Seller or Seller's predecessor-in-title under the Owner Participation Agreement and (C) Seller otherwise has no knowledge that Seller or Seller's predecessor-in-title has defaulted in performing any of its obligations under the Owner Participation Agreement.

        (l)    Environmental Issues/Violations.    Except as set forth in Schedule 6.1(l) or the Environmental Reports, as of the date of this Agreement, Seller has not received any written notice which is still outstanding of, and has no knowledge of, any Violation with respect to the Property of or any failure of the Property to comply with in any material respect with any Legal Requirements (including, without limitation, any Environmental Laws) from any Governmental Entity except for those which have heretofore been complied with and which are not the subject of any ongoing or threatened claim, proceeding or order. Except as set forth in Schedule 6.1(l), Seller has not received any written notice which is still outstanding from any Governmental Entity of, and has no knowledge of any failure by Seller to obtain any certificate, permit, license or approval with respect to the Property, or any intended revocation, modification or cancellation of any of the same.

        (m)    Impositions.    True, correct and complete copies of all bills and assessments received by or available to Seller with respect to Impositions have previously been delivered to Buyer. Except as disclosed therein, there are no tax abatements or exemptions affecting the Property and except as disclosed in Schedule 6.1(m) attached hereto, there are currently no pending tax protests or proceedings with respect to the Property involving any Impositions.

        (n)    Personal Property.    Schedule 6.1(n) sets forth the material items of Personal Property included in the conveyance contemplated by this Agreement, which Schedule separately identifies any leased Personal Property, the leases for which are listed in Exhibit "D" hereof.

        (o)    Lease Expenses.    Schedule 6.1(o) lists all Lease Expenses that are or will be payable by the landlord under Leases in effect on the date hereof and are currently unpaid.

        (p)    Property Management.    There are no agreements for the management of the Property or for the leasing of space for leases in effect as of the Effective Date which will survive Closing and which will be or become an obligation of Buyer.

        (q)    Insurance.    Schedule 6.1(q) sets forth the insurance maintained by Seller with respect to the Property.

        (r)    Securities.    The Property does not include (i) any securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer as defined in

Section 856(c)(4)(B)(iii)(II) of the Code, and (ii) a value of more than 10% of the total value of the outstanding securities of any one issuer as defined in Section 856(c)(4)(B)(iii)(II) of the Code.

        (s)    Labor.    There are no labor-related disputes of any kind asserted against Seller in connection with the ownership and operation of the Property pending before, or to Seller's knowledge, threatened before, any federal state, or local court or agency, and Seller has no employees, whether at or otherwise serving the Property.

        Section 6.2    Limited Survival.    The representations and warranties of Seller set forth in Section 6.1, as updated and recertified pursuant to Section 9.7, shall survive the Closing for a period of twelve (12) months. Buyer shall not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties, unless Buyer notifies Seller in writing and with specificity of such untruth or inaccuracy and of Buyer's intention to assert a claim with respect to the specified matter on or before the date which is twelve (12) months following Closing. Seller shall have no liability with respect to any of Seller's representations and warranties and covenants herein if, prior to the Closing, Buyer has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Buyer obtains actual knowledge (from whatever source, including, without limitation, any Tenant estoppel certificates, as a result of Buyer's Due Diligence or written disclosure by Seller or Seller's agents and employees) that contradicts any of Seller's representations and warranties or that a breach of any of Seller's covenants has occurred herein, Buyer nevertheless consummates the transaction contemplated by this Agreement. In addition, if, prior to the expiration of the Due Diligence Period, Buyer has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Buyer obtains actual knowledge (from whatever source, including, without limitation, any Tenant estoppel certificates, as a result of Buyer's Due Diligence or written disclosure by Seller or Seller's agents and employees) that contradicts any of Seller's representations and warranties or that a breach of any of Seller's covenants has occurred herein and Buyer does not elect to terminate this Agreement as provided in Section 3.6 hereof, then Seller shall have no liability with respect to the breach of such representations, warranties and covenants and Buyer shall be deemed to have waived its right to elect not to close this transaction as a result of any such breach. Notwithstanding the foregoing, such knowledge by Buyer of the breach of a representation and warranty or breach of any of Seller's covenants shall not, provided such knowledge was not obtained by Buyer prior to the expiration of the Due Diligence Period, modify or eliminate Buyer's right to elect not to close this transaction as a result of the failure of a condition precedent as provided in Section 9.6 hereof.

        Section 6.3    Seller's Knowledge.    For purposes of this Agreement and any document delivered at Closing, whenever the phrase "to Seller's knowledge", "Seller's actual knowledge", or the "knowledge" of any Seller or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of Frank Zohn, Theodore R. Stotzer, and Roger LeBlanc and no others, at the times indicated only, without duty of inquiry whatsoever.

        Section 6.4    Liability for Representations and Warranties.    Buyer acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller's knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer. Buyer covenants that it will bring no action of any kind against such individuals, any shareholder, manager, officer partner or member of Seller, as applicable, or related to or arising out of these representations and warranties.

        Section 6.5    Seller Cooperation; Rule 3-14.    Seller shall cooperate with Buyer and provide such information as Buyer may reasonably request in connection with Buyer's obligations to comply with Rule 3-14 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission, and any replacements thereof. In addition, at Buyer's request, Seller agrees to make available to Buyer or Buyer's designated representative, at no cost to Seller, to the extent in Seller's possession or control and without representation or warranty of any kind, (i) historical property information for the Property for 2000-2002, and (ii) copies of any audited financial statements with respect to the Property, prepared or to be prepared by Seller for 2000-2002 as may be required to be prepared by the Rules and Regulations of the Securities and Exchange Commission relating to the purchase of the Property (the "SEC Regulations"). Seller shall also authorize its auditors, at no cost to Seller, and at Buyer's sole cost and expense, without liability to Seller whatsoever to discuss the audited financial statements and historical information described above with Buyer or Buyer's designated representative. The use of any such information by Buyer or Buyer's designated representative shall be subject to the confidentiality requirements of Section 3.5, except to the extent that such information is included in the statements required by the SEC Regulations, and Buyer shall hold Seller, and its partners and their officers, directors and members, harmless from and indemnify Seller against all loss, liability, damage or expense arising out of the delivery to and use of such information by Buyer. Nothing set forth in this Section 6.5 shall diminish Seller's obligations hereunder with respect to information provided to Buyer to the extent set forth in this Agreement.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

        Section 7.1    Buyer's Representations and Warranties.    Buyer represents and warrants to Seller the following:

        (a)    Power and Authority.    Buyer is a limited partnership duly organized and formed and validly existing under the laws of the State of Delaware. Buyer has the power and authority to carry on its present business, to enter into this Agreement and to consummate the transactions herein contemplated.

        (b)    Authorization; Valid Obligation.    All proceedings required to be taken by or on behalf of Buyer to authorize Buyer to make, deliver and carry out the terms of this Agreement have been or will be duly taken prior to the Closing Date. The individuals executing this Agreement and the documents referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof. This Agreement is a valid and binding obligation of Buyer enforceable in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

        (c)    Non-Contravention.    The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or conflict with, result in a breach of, or constitute a default under the organizational documents of Buyer, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Buyer is a party or by which it is bound.

        (d)    Consents.    No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated hereby.

        (e)    Bankruptcy.    Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

        Section 7.2    Intentionally Reserved.

        Section 7.3    Buyer's Independent Investigation.

        Buyer has been given, or will be given before the end of the Due Diligence Period, the opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer's choosing, including, without limitation:

        (a)   All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes;

        (b)   The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and the structure, the paving, the utilities, and all other physical and functional aspects of the Property, including, without limitation, an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Buyer at Buyer's sole expense;

        (c)   Any easements and/or access rights affecting the Property;

        (d)   The Leases and all matters in connection therewith, including, without limitation, the ability of the Tenants to pay rent;

        (e)   The Contracts, the Licenses and Permits, Operating Agreements, the Commission Agreements and any other documents or agreements of significance affecting the Property; and

        (f)    All other matters of material significance affecting the Property or delivered to Buyer by Seller in accordance with Article 3 of this Agreement, or which Buyer otherwise reasonably considers to be relevant to the acquisition of the Property.

        THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND BUYER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND BUYER, AND BUYER HAS CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS REPRESENTED AND WARRANTED BY SELLER IN SECTION 6.1 HEREOF AS SUCH MAY BE LIMITED BY SECTION 6.2 AND ELSEWHERE HEREIN AND IN ANY CLOSING DOCUMENTS HEREOF, BUYER HAS NOT RELIED UPON AND SHALL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER'S AGENTS OR REPRESENTATIVES, AND BUYER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 6.1 AND IN ANY CLOSING DOCUMENTS, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, LATENT OR PATENT, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT

BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY CLOSING DOCUMENTS, THE PROPERTY SHALL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS", WITH ALL FAULTS. BUYER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE, AND THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 6.1 AND THE COVENANTS OF SELLER IN THIS AGREEMENT WHICH SURVIVE CLOSING, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF BUYER'S CONSULTANTS IN PURCHASING THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT IT SHALL HAVE THE OPPORTUNITY TO CONDUCT SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, DURING THE DUE DILIGENCE PERIOD AND SHALL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER OR OF ANY MEMBER, MANAGER, OFFICER, DIRECTOR, AGENT OR ATTORNEY OF SELLER. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, BUYER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY BUYER WILL BE OBTAINED FROM A VARIETY OF SOURCES AND SELLER SHALL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, ADEQUACY, TRUTH OR ACCURACY OF ANY OF THE DUE DILIGENCE ITEMS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO BUYER EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 6.1 AND IN THE CLOSING DOCUMENTS AND THE COVENANTS OF SELLER WHICH SURVIVE CLOSING. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INSPECTIONS AND INVESTIGATIONS. BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 6.1 AND IN THE CLOSING DOCUMENTS AND THE COVENANTS OF SELLER WHICH SURVIVE CLOSING, UPON CLOSING, SELLER SHALL SELL AND CONVEY TO BUYER, AND BUYER SHALL ACCEPT THE PROPERTY, "AS IS, WHERE IS," WITH ALL FAULTS. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY, BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN OR IN THE CLOSING DOCUMENTS. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE "AS IS, WHERE IS" NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. BUYER, WITH BUYER'S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SECTION 7.3 SHALL EXPRESSLY SURVIVE THE CLOSING, SHALL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND SHALL BE INCORPORATED INTO THE DEED.

ARTICLE 8

LEASES; MAINTENANCE OF PROPERTY

        From the date hereof until the Closing, and except as otherwise consented to or approved in writing by Buyer, Seller covenants and agrees with Buyer as follows:

        Section 8.1    New Leases; Lease Modifications.    From and after the Effective Date through and including the Closing, Seller shall not, without Buyer's prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned (and in the case of any denial accompanied by the reasons for such denial specified in reasonable detail within three (3) business days after receipt by Buyer of the information referred to in the next sentence) enter into a New Lease; materially and adversely modify or amend any Pre-Effective Date Lease or any New Lease entered into after the Effective Date (except pursuant to the exercise by a Tenant of a renewal, extension or expansion option or other right contained in such Tenant's lease); consent to any assignment or sublease in connection with any Pre-Effective Date Lease or New Lease, unless Seller has no legally effective right to object thereto pursuant to the applicable Lease; or remove any Tenant under any Pre-Effective Date Lease or New Lease, whether by summary proceedings or otherwise. Seller shall furnish Buyer with a written notice of the proposed action which shall contain information regarding the proposed action that is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action, including without limitation, containing details of all Reimbursable Lease Expenses in connection with such proposed action. If Buyer fails to object in writing to any such proposed action within three (3) business days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed action. If any Lease requires that the landlord's consent be given under the applicable circumstances (or not be unreasonably withheld), then Buyer shall be deemed ipso facto to have approved such action, provided that Seller shall discuss and obtain Buyer's input with respect to any consent or approval by Seller which is not to be unreasonably withheld. Notwithstanding anything to the contrary in this Section 8.1, Seller shall have the right without Buyer's prior consent: (i) to enter into any New Lease containing no more than 5,000 square feet of gross leasable area, so long as the New Leases are entered into in the ordinary course of business operations of the Property, do not exceed in the aggregate 15,000 square feet of gross leasable area and Seller provides a true, complete and correct copy of each new Lease to Buyer promptly following its execution and (ii) to take action to terminate any existing Lease containing no more than 5,000 square feet of gross leasable area as a result of a monetary default by the Tenant thereunder (provided Seller promptly notifies Buyer of any such proceedings). In addition, Seller shall not accept a letter of credit as a security deposit under any New Leases unless the bank or other financial institution issuing the letter of credit is reasonably acceptable to Buyer and the letter of credit is fully assignable to Buyer at Closing.

        Section 8.2    Lease Expenses.    At the Closing, Buyer shall reimburse Seller for any and all Reimbursable Lease Expenses to the extent that the same have been paid by Seller prior to the Closing (and Seller provides Buyer with evidence reasonably satisfactory to Buyer of such payment). In addition, at the Closing, Buyer shall assume Seller's obligations to pay, when due (whether on a stated due date or by acceleration) any Reimbursable Lease Expenses unpaid as of the Closing. On or prior to Closing, Seller shall pay all Lease Expenses (other than Reimbursable Lease Expenses) in full which are then due and payable and at Closing either (i) credit Buyer with amounts which by contract are not yet due and payable but which shall become due and payable; or (ii) directly pay such amounts which become due and payable, as Buyer may elect in writing at least five (5) days prior to the Closing. Seller shall provide evidence of payment reasonably satisfactory to Buyer of Lease Expenses paid by Seller. Each party shall make available to the other all relevant records, bills, vouchers and other data in such party's control verifying Reimbursable Lease Expenses and Lease Expenses and the payment thereof.

        Section 8.3    Lease Enforcement.    Subject to the provisions of Section 8.1, (including the requirement of obtaining Buyer's consent, except as otherwise specifically provided therein) prior to the Closing Date, Seller shall have the right, but not the obligation (except to the extent that Seller's failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Pre-Effective Date Lease or New Lease in the event of a Tenant default, by summary proceedings or otherwise (including, without limitation, the right to remove any Tenant), and to apply all or any portion of any Tenant Deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by Tenants.

        Section 8.4    Certain Interim Operating Covenants.    Seller covenants to Buyer that Seller shall, from the Effective Date until Closing: (a) continue to operate, manage and maintain the Property and Improvements located on the Property in the ordinary course of Seller's business and substantially in accordance with Seller's present practice, subject to ordinary wear and tear and further subject to Section 10.2; (b) maintain the insurance coverages as described on Schedule 6.1(q) hereof; (c) not enter into any new contract for the provision of goods or services to or with respect to the Property or renew, extend, modify or replace any of the Contracts unless such Contract is terminable as of the Closing Date without payment of any fees or penalty or unless Seller pays such fees or penalties or Buyer consents thereto in writing, which approval shall not be unreasonably withheld, delayed or conditioned; (d) not cause or allow any lien or other encumbrances to attach to or affect the Property without Buyer's prior written consent or enter into or modify any easements, Operating Agreements and/or other agreements or instruments which would affect in any way title to the Property (except for easements and agreements made in connection with the relocation of portions of Great Mall Drive and its widening, as contemplated in Section 9.9(g), copies of which have been provided to Buyer for its review and comment (but not approval) prior to execution, and copies of which shall be provided to Buyer promptly after execution thereof), other than the lien for taxes not yet due and payable or any lien which Seller is contesting in good faith (provided that except as otherwise expressly permitted in Section 4.2, all liens are released of record by Closing), acquiesce in the imposition or creation of any assessment district or assessments on the Property not reflected in the Title Commitment; (e) not make any material alterations to the Property, without Buyer's prior written consent; and (f) allow Buyer and its duly authorized representatives, agents and consultants to, during normal business hours and upon reasonable notice as set forth in Section 3.3, examine Seller's books, records, documents and other material relating to the Property. In addition, the Seller shall terminate any management agreement with the Property Manager with respect to the Property effective as of the Closing Date and pay any and all costs and expenses of termination thereof as well as any costs related to employees of the Property Manager, who shall all be terminated as of Closing.

        Section 8.5    Notice Requirements.    Seller will promptly notify Buyer of any of the following matters which occur between the date of this Agreement and the Closing Date: (i) notices of default received or given by Seller with respect to any Lease, the Owner Participation Agreement, any Operating Agreement or any Contract, (ii) litigation commenced by Seller, or litigation of which Seller has received written notice, commenced or threatened in writing against Seller, with respect to the Property (other than personal injury or property damage litigation arising in the ordinary course of business of operating a regional shopping center covered by insurance (or covered by Seller through deductible or retention arrangements applicable to such insurance) as to which the insurer has been notified on a timely basis and has not disclaimed liability), (iii) notices of condemnation proceedings commenced or directed against all or any portion of the Property received by Seller, (iv) material casualty losses to the Improvements and (v) notices of any written claims of Violations received by Seller.

ARTICLE 9

CLOSING AND CONDITIONS

        Section 9.1    Escrow Instructions.    Within two (2) business days after execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Escrow Agent, and this Agreement shall serve as escrow instructions to the Escrow Agent as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

        Section 9.2    Closing.    The closing hereunder (the "Closing") shall be held, and delivery of all items to be made at the Closing under the terms of this Agreement shall be made, through escrow at Escrow Agent's office on or before July 9, 2003, or such later date and time as Buyer and Seller may mutually agree upon in writing (the "Closing Date"). Such date may not be extended without the prior written approval of both Seller and Buyer. No later than 10:00 a.m. Pacific Time on the Closing Date, Buyer shall deposit in escrow with the Escrow Agent the Purchase Price (subject to any adjustments described in Section 9.9), together with all other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Escrow Agent. No later than 11:00 a.m. Pacific Time on the Closing Date, (a) Buyer will cause the Escrow Agent to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (subject to any adjustments described in Section 9.9), less any costs or other amounts to be paid by Seller at the Closing pursuant to the terms of this Agreement and less the Holdback Escrow Funds, and (ii) pay all appropriate payees the other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement and (b) Seller will direct the Escrow Agent to pay to the appropriate payees out of the proceeds of the Closing payable to Seller, all costs and amounts to be paid by Seller at the Closing pursuant to the terms of this Agreement.

        Section 9.3    Required Estoppels.    Buyer's obligation to consummate the Closing hereunder shall be conditioned upon its receipt on or before the expiration of the Due Diligence Period (as the same may be extended) of the following estoppel letters (the "Required Estoppel Letters"), addressed to Seller and Buyer (the failure of which condition will entitle Buyer at its option to terminate this Agreement and receive an immediate refund of the Deposit):

        (a)   Clean estoppel letters from all Anchors, in substantially the forms annexed hereto as Schedule 9.3(a)(1), as applicable; provided, however, that if any Lease provides for the form or content of an estoppel letter, Buyer shall accept an estoppel letter as called for therein if the applicable Anchor refuses to execute one substantially in the forms annexed hereto as Schedule 9.3(a)(1) after being requested to do so by Seller.

        (b)   Clean estoppel letters from non-Anchor Tenants under Leases in effect as of the date hereof relating to, in the aggregate, at least sixty five percent (65%) of the leased gross leaseable area of non-Anchor space at the Shopping Center, such estoppel letters to be in substantially the form annexed hereto as Schedule 9.3(a)(1), provided, however, that if any Lease provides for the form or content of an estoppel letter, Buyer shall, accept an estoppel letter as called for therein if the applicable Tenant refuses to execute one substantially in the form annexed hereto as Schedule 9.3(a)(1) after being requested to do so by Seller.

Each Required Estoppel Letter shall be dated no earlier than sixty (60) days prior to the Closing Date. The term "clean estoppel letters" means an estoppel letter substantially in the form required herein that does not reveal (i) any material landlord/Seller default that will not be cured by the Closing,

(ii) any material change in the economic terms of the subject agreement from those previously disclosed to Buyer or (iii) any material issue or fact not already disclosed in the Leases that will materially and adversely impact (as reasonably determined by Buyer) (x) the value of the Property or (y) the use of the Property. In addition, if all of the Required Estoppel Letters have not been received on or before the expiration of the Due Diligence Period, Buyer may by written notice to Seller extend the Due Diligence Period until no later than July 3, 2003 for the sole purpose of giving Seller more time to obtain the Required Estoppel Letters provided that Buyer has not elected to terminate this Agreement as provided herein.

        Section 9.4    All Estoppels to Be Delivered.    Seller agrees that notwithstanding the fact that the required Estoppel Letters encompass less than all the Tenants, Seller will request all Tenants to execute Estoppel Letters substantially in the forms called for by Section 9.3 and will use its good faith efforts to deliver the required Estoppel Letters during the Due Diligence Period. Seller shall deliver to Buyer true and correct copies of all Estoppel Letters that are sent to Tenants. Subject to Section 9.3(a) hereof, Seller has submitted or will promptly submit approved forms to the estoppel parties. Seller will use reasonable efforts to obtain the estoppel letters contemplated by this Section 9.4; provided, however, that such efforts shall not require Seller to incur any expense or liability (other than de minimis expenses). Seller further agrees that all estoppels received by it will be delivered to Buyer promptly after receipt, whether or not such estoppels are required in order to satisfy any of the requirements of this Article 9 and whether or not such estoppels are received before or after the Due Diligence Period or before or after the Closing, provided, however, that such deliveries will not extend the Due Diligence Period except as provided in Section 9.3 hereof. Buyer, at Seller's request, may assist in the process of obtaining estoppel letters. The provisions of the next preceding sentence shall survive the Closing.

        Section 9.5    Conditions to the Obligation of Seller to Close.    The obligation of Seller to consummate the Closing under this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Seller, at its election, may waive all or any of such conditions and if the Closing occurs Seller shall be deemed to have waived all unsatisfied conditions (but without releasing Buyer from any liability under its representations, warranties and covenants in this Agreement that survive the Closing):

        (a)   Buyer shall have paid all amounts required to be paid by it hereunder, including, without limitation, the Purchase Price;

        (b)   All representations and warranties of Buyer set forth in Section 7.1 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date;

        (c)   Buyer shall have executed and/or delivered or caused to be delivered at the Closing all documents and executed counterparts of documents and instruments required by this Agreement to be executed and/or delivered by Buyer;

        (d)   Buyer shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by Buyer;

        (e)   No action, suit or legal administrative proceedings shall have been instituted by or before any Governmental Authorities seeking to enjoin the transaction contemplated by this Agreement; and

        (f)    A certificate in the form of Exhibit "N" from Buyer to Seller ("Buyer's Closing Certificate").

        Section 9.6    Conditions to the Obligation of Buyer to Close.    The obligation of Buyer to consummate the Closing under this Agreement is conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below (the failure of which, shall entitle Buyer to terminate this Agreement and receive an immediate refund of the Deposit and/or if such failure also constitutes a default by Seller, to, exercise any remedies permitted under Section 5.1 hereof), provided that Buyer, at its election, may waive all or any of such conditions and if the Closing occurs Buyer shall be deemed to have waived all unsatisfied conditions (but without releasing Seller from any liability under its representations, warranties and covenants in this Agreement that survive the Closing):

        (a)   All representations and warranties of Seller set forth in Section 6.1 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, subject, however, to changes resulting from the operation of the Property between the date hereof and the Closing Date in accordance with the provisions of Article 8 and resulting from any changes permitted pursuant to the terms of this Agreement and subject to the penultimate sentence of Section 6.2;

        (b)   Seller shall have executed and/or delivered or caused to be delivered at Closing all of the documents and executed counterparts of documents and instruments required by this Agreement to be executed and/or delivered by Seller;

        (c)   All other conditions to Buyer's obligation to close set forth in this Agreement, shall be satisfied (and Buyer shall not have terminated this Agreement pursuant to any such provisions);

        (d)   The Title Company shall commit, in writing, subject to payment of the title insurance premiums, to issue to Buyer the Title Policy with respect to the Property, dated as of the Closing Date and insuring Buyer's fee simple to the Property in an amount equal to the Purchase Price pursuant to Section 4.3, free of any exceptions other than the Permitted Exceptions and otherwise in the form and with the endorsements required by Section 4.3;

        (e)   Buyer shall have received the Required Estoppel Letters in accordance with the terms of Section 9.3;

        (f)    Seller shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by Seller;

        (g)   No action, suit or legal or administrative proceedings shall have been instituted by or before any Governmental Authorities seeking to enjoin the transactions contemplated by this Agreement;

        (h)   Buyer shall have obtained current UCC Searches from the appropriate jurisdictions confirming that the Personal Property and any intangible personal property being conveyed by Seller is not, or as of Closing will not be, subject to any liens;

        (i)    Since the expiration of the Due Diligence Period, no material adverse change shall have occurred with respect to the physical condition of the Property;

        (j)    Since the expiration of the Due Diligence Period, no material adverse change shall have occurred with respect to the financial condition of the Property (as evidenced by an update of the Rent Roll, Aged Receivables Report and the applicable financial Schedules delivered by Seller to Buyer pursuant to Section 6.1 hereof, to be delivered by Seller to Buyer pursuant to Section 9.7); and

        (k)   Buyer's Closing Certificate.

        Section 9.7    Seller's Closing Documents and Other Items.    At or before the Closing, Seller shall deposit into escrow the following items:

        (a)   A duly executed and acknowledged Grant Deed for the Property in the form attached hereto as Exhibit "E" (the "Deed");

        (b)   Four (4) duly executed counterparts of a Bill of Sale for the Property in the form attached hereto as Exhibit "F" (the "Bill of Sale");

        (c)   Four (4) duly executed counterparts of an Assignment and Assumption of Leases for the Property in the form attached hereto as Exhibit "G" (the "Assignment and Assumption of Leases");

        (d)   Four (4) duly executed counterparts of an Assignment and Assumption of Contracts, Warranties and Guaranties, and Other Intangible Property for the Property in the form attached hereto as Exhibit "H" (the "Assignment and Assumption of Contracts");

        (e)   A FIRPTA affidavit, executed and delivered by Seller, to the effect that Seller is not a "foreign person" as that term is defined in Section 1445(f)(3) by the Internal Revenue Code of 1986, as amended, which shall be in such form as may be prescribed by federal regulations;

        (f)    Four (4) duly executed counterparts of an assignment and assumption agreement ("OPA Assignment") substantially in the form of Exhibit "I" attached hereto, assigning the Operating Agreements and Owner Participation Agreement to Buyer;

        (g)   Four (4) duly executed counterparts of the Holdback Escrow Agreement (with Seller to cause the Holdback Escrow Funds to be delivered to Escrow Agent from the Purchase Price), as required by the Holdback Escrow Agreement;

        (h)   The original executed estoppel letters provided for in Sections 9.3 and 9.4;

        (i)    Seller's copies of the Operating Agreements and Owner Participation Agreement;

        (j)    Seller's copies of the Leases;

        (k)   Seller's copies of the Contracts;

        (l)    Evidence reasonably satisfactory to Buyer of termination of all agreements encumbering the Property other than the Leases, the Permitted Exceptions, the Operating Agreements, the Owner Participation Agreement, the Commission Agreements relating to any Lease made between the Effective Date and Closing and the Contracts which can be terminated by Closing (unless, with respect to any Contracts, Buyer has requested at least thirty (30) days prior to the Closing that Seller terminate the applicable Contracts as of Closing which can be terminated by Closing, in which case Seller shall provide evidence of such termination)

        (m)  A schedule which shows all Leases terminated and/or amended and all New Leases entered into between the date of this Agreement and the Closing Date, together with Seller's copy of each such New Lease or amendment to an existing lease, and a current Rent Roll for the Property;

        (n)   A current Aged Receivables Report dated as of the Closing Date;

        (o)   Current updated copies of the Schedules delivered by Seller and Buyer pursuant to Section 6.1 hereof dated as of the Closing Date;

        (p)   A schedule which shows all Contracts and Operating Agreements terminated and/or amended and all new Contracts and Operating Agreements entered into between the date of this Agreement and the Closing Date, together with a copy of each such new Contract and Operating Agreement or amendment to an existing Contract or Operating Agreement.

        (q)   A certificate, in the form of Exhibit "N" attached hereto, executed by Seller certifying that the representations and warranties of Seller contained herein remain true, complete and correct in all material respects (and noting any modifications);

        (r)   All sales tax, transfer tax and other tax returns, if any which Seller is required by law to execute and deliver, either individually or together with Buyer, to any Governmental Authority as a result of the transactions contemplated by this Agreement, including, without limitation, California Franchise Tax Board Real Estate Withholding Exemption Certificates on Form 593-W or equivalent form from Seller;

        (s)   Copies of all records and files which are in the possession or control of Seller or the Property Manager relating to the operation and maintenance of the Property, including to the extent in the possession of such parties, (i) current tax bills, current water, sewer, utility and fuel bills, payroll records, billing records for Tenants and Adjoining Owners, (ii) engineering, repair and maintenance records and the like which affect or relate to the Property, (iii) plans, drawings, blueprints and specifications for the Property, all warranties and guaranties of manufacturers, suppliers and contractors in effect on the Closing Date, and (iv) certificates of occupancy (or the equivalent) and other licenses and permits. Delivery of such materials shall be effectuated pursuant to arrangements made by Seller and the property manager or managers retained by Buyer to operate the Property;

        (t)    Both an owner's affidavit and indemnity (if required by the Title Company to issue the Title Policy) and such evidence or documents as may reasonably be required by the Title Company evidencing the power and authority of Seller and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required hereunder in connection with the conveyance of the Real Property;

        (u)   A schedule listing all audits of payments of percentage or overage rents and Operating Expenses or other similar charges still in progress on the Closing Date, if applicable.

        (v)   Notices to each Tenant and any other required third party, signed by the Seller that shall disclose that the Property has been sold to Buyer, that Buyer has received any Tenant Deposits and assumed liability therefor, and that, after the Closing, all rents should be paid to Buyer or buyer's designee each in a form reasonably satisfactory to Buyer and Seller (the "Tenant Notice Letters");

        (w)  Seller shall deliver to Buyer any keys to the Property on the Closing Date. Location of any of the items referred to in this subsection at the Property on the Closing Date shall be deemed to be delivery to Buyer (this may be accomplished outside of escrow);

        (x)   Duly completed and signed real estate transfer tax declarations for the Property;

        (y)   Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement, and;

        (z)   If applicable, with respect to any Tenant security deposits which are letters of credit, Seller shall, if the same are assignable, (a) (i) deliver to Buyer at the Closing such letters of credit and (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require to assign the letters of credit to Buyer, and (b) reasonably cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer, so long as Seller does not incur any additional liability or expense in connection therewith; provided, however, that the matters described in this Section 9.7(z) may be accomplished after Closing, at Seller's election.

        Section 9.8    Buyer's Closing Documents and Other Items.    At or before the Closing, Buyer shall deposit into escrow the following items:

        (a)   The balance of the Purchase Price and such additional funds as are necessary to close this transaction;

        (b)   Four (4) duly executed counterparts of the Bill of Sale;

        (c)   Four (4) duly executed counterparts of the Assignment and Assumption of Leases;

        (d)   Four (4) duly executed counterparts of the Assignment and Assumption of Contracts;

        (e)   Four (4) duly executed counterparts of the OPA Assignment;

        (f)    Four (4) duly executed counterparts of the Holdback Escrow Agreement;

        (g)   To the extent required by the Title Company, documentation to establish the due authority of Buyer's acquisition of the Property and Buyer's delivery of the documents required to be delivered by Buyer pursuant to this Agreement (including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer);

        (h)   Duly completed and signed real estate transfer tax declarations for the Property;

        (i)    A copy of each of the Tenant Notice Letters signed by Buyer;

        (j)    Such other documents as may be reasonably required by Seller or the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement; and

        (k)   Buyer's Closing Certificate.

        Section 9.9    Prorations and Closing Costs.

        (a)   Seller and Buyer agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the "Adjustment Date"), the following (collectively, the "Proration Items"): Impositions, utility and fuel bills, collected Rents (subject to the terms of Section (b) below), Operating Expenses, Additional Rents (subject to the terms of Sections (c) and (d) below) and Percentage Rents (subject to the terms of Section (e) below). Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Adjustment Date, and Buyer will be charged and credited for all of the Proration Items relating to the period from and after the Adjustment Date. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Buyer for Buyer's reasonable approval at least five (5) business days prior to the Closing Date (the "Adjustment Statement"). Seller and Buyer shall enter into any proration agreements reasonably necessary to give effect to the provisions of this Section 9.9. The Adjustment Statement, once agreed upon, shall be signed by Buyer and Seller and delivered to the Escrow Agent for purposes of making the preliminary proration adjustment at the Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at the Closing by Buyer to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Buyer (if the preliminary prorations result in a net credit to Buyer) by increasing or reducing the cash to be delivered by Buyer in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations shall be made at the Closing on the basis of the best evidence then available; thereafter, when actual figures are received (not to exceed twelve (12) months after Closing), re-prorations shall be made on the basis of the actual figures, and a final cash settlement shall be made between Seller and Buyer. No prorations shall be made in relation to insurance premiums, and Seller's insurance policies shall not be assigned to Buyer (except for the obligations, if any, to assign insurance proceeds to Buyer under Section 10.2). Final readings and final billings for utilities shall be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills. Seller shall be entitled to all deposits presently in effect with the utility providers, and Buyer shall be obligated to make its own arrangements for deposits with the utility providers. The provisions of this Section 9.9(a) shall survive the Closing for twelve (12) months.

        (b)   Buyer shall receive a credit on the Adjustment Statement for the prorated amount as of the Adjustment Date for all Rents and Additional Rent (as hereinafter defined) previously paid to or collected by Seller and attributable to any period following the Adjustment Date, including any portion of the month in which the Closing takes place. Rents and Additional Rents are "Delinquent" when they were due prior to the Adjustment Date, and payment thereof has not been made on or before the Adjustment Date. Delinquent Rents and Delinquent Additional Rents shall not be prorated. All sums collected by Buyer from and after the Closing from any Tenant shall be applied first to Rents and Additional Rents and any other amounts owed by such Tenant to Buyer for any period following the Adjustment Date, with any remaining sums paid to Seller to the extent Seller is then owed Delinquent Rent and Additional Rent by such Tenant. Any sums due Seller and collected by Buyer shall be promptly remitted to Seller. Buyer shall have no obligation to collect Delinquent Rent or Additional Rent for and on behalf of Seller but shall not waive or settle any such delinquency and Seller hereby retains the right to pursue the collection of Delinquent Rent and Additional Rent for periods attributable to Seller's ownership of the Property; provided, however, that Seller may not disturb the possession of such Tenant by bringing an eviction action, Buyer shall incur no costs or expenses in connection with such enforcement by Seller and Seller shall not institute an action to collect such Delinquent Rents or Delinquent Additional Rents prior to the date which is ninety (90) days following the Closing Date The provisions of this Section 9.9(b) shall survive the Closing for one (1) year. Seller, at least five (5) business days prior to the Closing Date, shall deliver to Buyer a schedule of all Tenants which are delinquent in the payment of Rent and Additional Rent, setting forth the amount of the delinquency, the period to which such delinquency relates and the nature of the amount due from such Tenant. In addition, Seller shall deliver to Buyer at such time a list of each Tenant which paid percentage rent or overage rent based on sales or gross income during the fiscal year in which the Closing occurs and the amount paid by such Tenant as of the Adjustment Date.

        (c)   All Rents and Additional Rents which have been received in respect to the month in which the Closing occurs (the "Current Month") shall be prorated as of the Adjustment Date. Such Rents and Additional Rents for the Current Month which have been received as of the Closing Date shall be prorated on a per diem basis based upon the number of days in the Current Month prior to, but not including, the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month from and after the Closing Date (which shall be allocated to Buyer).

        (d)   At least five (5) business days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a reconciliation (the "Additional Rents Reconciliation") of (i) actual operating and similar expense of the Property upon which Additional Rents are based (the "Additional Rents Expenses") for the period commencing on January 1, 2003 and ending on the last day of the Current Month (the "Additional Rents Reconciliation Period"), it being understood that certain Additional Rents Expenses for the Additional Rents Reconciliation Period, if not based on actual amounts (such as certain operating expenses for the Current Month), may be reasonably estimated by Seller; and (ii) Additional Rents collected by Seller for that portion of the Additional Rents Reconciliation Period prior to the Current Month and Additional Rents payable for the Current Month, which Additional Rents Reconciliation shall be subject to Buyer's reasonable approval. Once the Additional Rents Reconciliation has been approved, any amount shown to be owed by Seller to the Tenants under the Additional Rents Reconciliation shall be credited to Buyer at the Closing, and any amounts shown to be owed to Seller by the Tenants under the Additional Rents Reconciliation shall be credited to Seller at the Closing on a preliminary basis, subject to final reconciliations, as hereinafter provided. For purposes of this Section (d), "Additional Rents" shall mean any and all amounts due from the Tenants for Operating Expenses and any other Tenant charges other than Rents. Notwithstanding the foregoing, with respect to that portion of Additional Rents which are billed on an index-based formula or on an estimated basis during the fiscal or other period for which paid, at the end of such fiscal or other period Buyer and Seller shall cooperate in good faith to determine whether the items in question have been over billed or under billed (or over- or under-estimated, as applicable). If there has been an over billing or over-estimation and an over billed/estimated amount has been received, Seller shall, promptly after request by Buyer, pay to Buyer the portion of such over billed/estimated amount which is properly allocable to the period prior to the Adjustment Date, and promptly thereafter Buyer shall reimburse the entire over billed/estimated amount to the Tenants and/or Adjoining Owners which paid the same. In addition, Seller shall reimburse Buyer for any costs incurred by Buyer in connection with any audit by a Tenant that reveals such over billed/estimated amount, to the extent Seller over billed any such amount. The sums payable by Seller pursuant to the two immediately preceding sentences shall not be subject to the time limitations set forth in Section 6.2 or 9.9(a) or (b). If there has been an under billing or under-estimation, the additional amount shall be billed by Buyer to the Tenants and Adjoining Owners, as applicable, and any amount received by Buyer, net of costs of collection, if any, to the extent properly allocable to periods prior to the Adjustment Date shall promptly be paid by Buyer to Seller. Buyer shall use commercially reasonable efforts to collect all such under billings, but shall not be required to institute litigation.

        (e)   With respect to that portion, if any, of Rents which constitute percentage or overage rents or other amounts payable by Tenants based upon sales or gross receipt of such entities, the following provisions shall apply: (i) at the Closing and/or in, the case of percentage or overage rents which are in arrears or are payable in other than monthly installments, subsequent to the Closing, percentage or overage rents shall be apportioned as provided in this Section 9.9 generally; and (ii) following the end of the fiscal year or applicable lease year, as appropriate, an amount of which such percentage or overage rents are payable by each Tenant and receipt by Buyer of any payment on account thereof due from such Tenant (including any amount due as a result of an audit conducted by Seller or Buyer), Buyer shall promptly pay to Seller, net of costs of collection and audit, if any, the excess of any of (A) the amount of percentage or overage rents paid by such Tenant on account of such entire fiscal year or lease year, as appropriate, multiplied by a fraction, the numeration of which is the number of months (including any fraction of a month expressed as a fraction) of such fiscal year or lease year which occurred prior to the Adjustment Date and the denominator of which is twelve (12) or such lesser number of months (including any fraction of a month expressed as a fraction) as may have elapsed in such fiscal year or lease year prior to expiration of the Lease in question, over (B) all amounts theretofore received by Seller on the percentage or overage rents in question for the fiscal year or lease year. If in any case the amount provided above in (B) exceeds the amount provided for in (A) above, Seller shall pay the amount of such excess to Buyer upon demand. If at the Closing Date Seller shall be conducting any audits of payments of percentage or overage rents previously made by Tenants for fiscal years or lease years prior to the year in which the Closing shall take place, Seller shall so notify Buyer and Seller shall have the right to continue all audits until completion thereof and to collect and retain any amounts payable to Seller by reason thereof. Seller shall remit the remainder of any percentage or overage rent received by Seller and which relate to periods on and after Closing as a result of such audits to Buyer. Following the expiration of the Due Diligence Period, Seller shall not commence any new audits without the reasonable approval of Buyer.

        (f)    Notwithstanding the provisions hereof with respect to the proration of Impositions in Section 9.9(a), if any Tenant in occupancy at the Closing Date or Adjoining Owner is obligated to pay any Impositions directly to the applicable taxing authority, such Impositions shall not be apportioned. Any refund obtained by either Seller or Buyer of real estate taxes for which an apportionment is made pursuant to Section 9.9(a), net of the costs of obtaining such refund and the amount thereof payable to Tenants and Adjoining Owners, shall be apportioned as of the Adjustment Date. Buyer shall have the right to control and/or settle all tax protest proceedings. Notwithstanding the foregoing, no settlement with respect to the tax fiscal year in which the Adjustment Date occurs shall be made without the prior written approval of Seller, such approval not to be unreasonably withheld, delayed or conditioned. Any refunds of Impositions resulting from any such tax protest proceeding shall be paid to Buyer. Buyer shall pay any portion of any such refund due to Tenants and/or Adjoining Owners to such Tenants or Adjoining Owners and shall apportion any balance of any such refund (net of the costs of obtaining such refund) between Seller and Buyer in the same manner as the Impositions to which such refund relates and pay any remaining portion thereof relating to the period prior to the Adjustment Date to Seller, in each case promptly after such refund is received. Seller will reasonably cooperate with Buyer in transferring control of any such tax protest proceeding to Buyer; provided, however, that such cooperation shall not require Seller to incur any expense or liability (except for reasonable expenses as to which Buyer agrees to reimburse and indemnify Seller), alter any right or benefit of Seller hereunder or cause any adverse tax consequence to Seller (or any of its direct or indirect partners).

        (g)   Post-Closing, Seller, pursuant to the cost sharing agreement to be entered into with the Santa Clara Valley Transportation Authority substantially in the form of Exhibit "P", attached hereto shall remain responsible for and covenants and agrees that it shall perform and complete the work of Seller thereunder which is incomplete as of the Closing Date and shall pay the costs and expenses of Seller thereunder which are unpaid as of the Closing Date, for the widening of the Great Mall Drive entranceway north of the Home Depot. Alternatively at Seller's election to be made prior to Closing, pursuant to arrangements reasonably satisfactory to Buyer, Seller shall give Buyer a credit at Closing in an amount reasonably satisfactory to Buyer for such unpaid costs and expenses and shall assign in a manner reasonably acceptable to Buyer the cost sharing agreement to Buyer who shall assume the performance and payment obligations of Seller thereunder arising after Closing. In the event the Seller retains the performance and payment obligations as above described, at Closing the requisite easements shall be reserved by or granted to Seller to allow it to complete its and its contractor's performance obligations with respect to such widening of Great Mall Drive. Notwithstanding anything to the contrary herein, prior to execution of the final cost sharing agreement, Seller shall provide Buyer with a copy of the final agreement for Buyer's review.

        (h)   Buyer shall receive a credit against the Purchase Price at the Closing for any Tenant Deposits then outstanding under the Leases, other than Tenant Deposits which have been properly applied to delinquent rents or other amounts pursuant to the terms of the Leases, and for all Rents paid in advance (to the extent not prorated as set forth in this Section 9.9). Deposits in the form of letters of credit shall be transferred in accordance with Section 9.7(z) hereof.

        (i)    For any Contracts which will be assigned to Buyer, Buyer shall receive a credit against the Purchase Price at the Closing for all payments due or owing under any Contracts for periods prior to the Adjustment Date, which amounts shall be prorated as of the Adjustment Date. If Seller has paid any amounts under any Contracts for periods after the Adjustment Date, Buyer shall pay such amounts to Seller at the Closing in addition to the Purchase Price.

        (j)    Water and sewer charges, utilities and fuel charges, if any, shall be apportioned between Seller and Buyer on the same basis as provided in this Section 9.9. (A) If there are water meters at the Property, Seller and Buyer in cooperation shall endeavor to obtain readings to a date not more than thirty (30) days prior to the Closing Date, and the unfixed meter charges and the unfixed sewer charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings. Any water and sewer charges payable by Tenants in occupancy on the Closing Date or Adjoining Owners directly to the entity or entities furnishing such services shall not be apportioned; and (B) Seller and Buyer in cooperation shall endeavor to have the meters for utilities and fuel read the day on which the Adjustment Date occurs and will pay the bills rendered to Seller on the basis of such readings. If the parties do not obtain such a meter reading with respect to any such utility, the adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings not earlier than thirty (30) days prior to the Adjustment Date. If fuel oil, propane or other fuel is used at the Property, Seller shall deliver to Buyer at the Closing statements of the suppliers of such fuel dated within three (3) days of the Adjustment Date setting forth the quantity of fuel on hand and the cost paid by Seller therefor, and Buyer shall pay to Seller at the Closing the cost of such fuel (including taxes thereon, if any) as shown on such statements. Charges for any utilities payable by Tenants in occupancy on the Closing Date and Adjoining Owners directly to the utility companies furnishing the same shall not be apportioned.

        (k)   Seller shall pay (i) the Escrow Agent's escrow fee, (ii) all state, county, and local transfer taxes and sales or similar taxes on the sale of the Personal Property and any intangible personal property being conveyed, if any; (iii) all recording fees in connection with the consummation of this Agreement; and (iv) any additional costs and charges customarily charged to sellers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by Buyer hereunder.

        (l)    Seller shall pay the premium for the Title Policy, the costs of extended coverage and the cost of any endorsement necessary to cure any Title Objections Seller agrees or is obligated to cure pursuant to this Agreement, and the costs of either updating the Survey or obtaining a zoning letter to enable the Title Company to issue the ALTA 3.1 (CLTA 123.2) zoning endorsement. Buyer shall pay (i) the premium and any other costs incurred for any other endorsements Buyer may require in accordance with Section 4.3 (ii) all costs of re-insurance and/or co-insurance to the extent Buyer or its lender requires re-insurance and/or co-insurance, (iii) the premium for the ALTA 3.1(CLTA 123.2) zoning endorsement, and (iv) any additional costs and charges customarily charged to buyers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by Seller hereunder. In addition to the foregoing, Buyer shall be responsible for any costs of updating the Survey(s) of the Property and for conforming the Survey(s) to the requirements of the Title Company for issuance of any endorsements to such Title Policy as may be required by Buyer or for any new survey that may be required by Buyer or its lender other than the costs of updating the Survey, if necessary, to allow the issuance of an ALTA 3.1 (CLTA 123.1) zoning endorsement.

        Section 9.10    Brokers.    Buyer hereby represents and warrants to Seller that it did not employ or use any broker or finder to arrange or bring about this transaction, and that there are no claims or rights for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement as a result of contacts with Buyer, other than the success fee (the "Broker's Commission") required to be paid by Seller to Broker pursuant to a separate agreement between Seller and Broker. Seller represents and warrants to Buyer only (nothing in this provision nor any other provision of this Agreement being intended to create any rights on the part of any third party beneficiary, or to create any third party beneficiary) that Seller has not employed or used any broker or finder with respect to this transaction, other than Broker as Seller's financial advisor, and Seller shall pay the Broker's Commission and that there are no claims or rights for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement, other than the Broker's commission arising from contacts with Seller. If any person brings a claim for a commission or finder's fee based upon any contact, dealings, or communication with Buyer in connection with the transactions contemplated by this Agreement, other than Broker, then Buyer shall defend Seller from such claim, and shall indemnify Seller and hold Seller harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Seller with respect to the claim. If any person brings a claim for a commission or finder's fee based upon any contact, dealings or communication with Seller in connection with the transactions contemplated by this Agreement, including Broker, then Seller shall defend Buyer from such claim and indemnify, protect and hold harmless Buyer from any and all costs, damages, liabilities or expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Buyer with respect to the claim. The provisions of this Section 9.10 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement, and shall not be subject to the one year limitation set forth in Section 9.10

        Section 9.11    Expenses.    Except as otherwise provided in Sections 9.9 and 9.10, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transaction contemplated hereby, including, without limitation, in the case of Buyer, all third-party engineering and environmental review costs, inspection costs, attorney costs, due diligence costs, etc.

ARTICLE 10

MISCELLANEOUS

        Section 10.1    Amendment and Modification.    This Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer and Seller.

        Section 10.2    Risk of Loss/Condemnation and Insurance Proceeds/Condemnation Awards.

        (a)    Minor Loss/Condemnation.    Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (i) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, equals two percent (2%) of the Purchase Price or less and in the case of a condemnation (other than the condemnation described in Exhibit C or Schedule 6.1(a) or the Title Commitment, there is no material change in access to or visibility of the Shopping Center as a result thereof and no Anchor Tenant or non-Anchor Tenants aggregating 10,000 or more rentable square feet is entitled to terminate its Lease as a result thereof, and (ii) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property, including, without limitation, sums expended for barricades and other temporary repairs required for safety purposes, or in collecting such insurance proceeds or condemnation awards. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended up to the Closing to repair or restore the Property, including, without limitation, sums expended for barricades and other temporary repairs required for safety purposes, or to collect any such proceeds or awards, and Buyer shall, in the case of a casualty, receive a credit against the Purchase Price in the amount of the deductible.

        (b)    Major Loss/Condemnation.    If the amount of the damage or destruction or condemnation as specified above exceeds two percent (2%) of the Purchase Price or in the case of a condemnation except as disclosed in Exhibit "C" or Schedule 6.1(d), if there is a material change in the access to or visibility of the Shopping Center and/or an Anchor Tenant or non-Anchor Tenants aggregating 10,000 or more rentable square feet are entitled to terminate its Lease as a result thereof, then Buyer may at its option, to be exercised by written notice to Seller within ten (10) business days of Seller's notice of the occurrence of the damages or destruction or the commencement of condemnation proceedings, terminate this Agreement. Buyer's failure to elect to terminate this Agreement within said ten business day period shall be deemed an election by Buyer to consummate this purchase and sale transaction. If Buyer elects to terminate this Agreement within such ten business day period, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as to obligations which are intended to survive a termination. If Buyer elects or is deemed to have elected to proceed with the purchase of the Property, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property, including, without limitation, sums expended for barricades and other temporary repairs required for safety purposes, or in collecting such insurance proceeds or condemnation awards. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended up to the Closing to repair or restore the Property, including, without limitation, sums expended for barricades and other temporary repairs required for safety purposes, or to collect any such proceeds or awards, and Buyer shall, in the case of a casualty, receive a credit against the Purchase Price in the amount of the deductible.

        Section 10.3    Notices.    All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following addresses:

If to Seller	Great Mall of the Bay Area Associates, L.P.
c/o Swerdlow Real Estate Group, LLC
4651 Sheridan Street, Suite 200
Hollywood, Florida 33021
Attention: Theodore Stotzer, Exec. Vice President, General Counsel
Facsimile: (954) 961-6377
and to:	Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Attention: Joseph F. Kishel, Esq. Facsimile: (212) 801-6400
If to Buyer:	The Mills Limited Partnership 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209 Attention: Greg Neeb Facsimile: (703) 526-5237
with a copy to:	The Mills Corporation 1300 Wilson Boulevard Suite 400 Arlington, Virginia 222209 Attention: Mark Dorigan Facsimile: (703) 526-5191
and a copy to:	Piper Rudnick 203 North LaSalle Street Chicago, Illinois 60601 Attention: Robert H. Goldman, Esq. Facsimile: (312) 630-7358
If to Escrow Agent:	Lawyers Title Insurance Corporation 525 Market Street, Suite 2320 San Francisco, California 94104 Attention: Patricia Schlageck or Edward Rusky Facsimile: (415) 512-0146

Any such notices may be sent by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit, postage prepaid in the U.S. mail, (b) a recognized and reputable overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such courier (on or prior to 5:00 p.m., East Coast Time; if deposited after such time, it shall be deemed to have been deposited on the next business day), or (c) facsimile transmission, in which case notice shall be deemed delivered upon electronic verification (on or prior to 5:00 p.m., East Coast Time; if verification is received after such time, it shall be deemed to have been delivered on the next business day) that transmission to recipient was completed. The above addresses and facsimile numbers may be changed by written notice to the other party; provided that no notice of a change of address or facsimile number shall be effective until actual receipt of such notice.

        Section 10.4    Assignment.    Buyer and Seller shall not have the right to assign this Agreement without the prior written consent of the other party, which consent shall not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Buyer and Seller may each assign their interests herein to an Affiliate of such assigning party upon written notice to the non-assigning party, provided that any such assignment does not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns, and no other party shall be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Buyer, such reference shall include the successors and permitted assigns of such party under this Agreement.

        Section 10.5    Governing Law and Consent to Jurisdiction.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF CALIFORNIA, SANTA CLARA COUNTY SUPERIOR COURT, OR IN U.S. FEDERAL COURT FOR THE APPLICABLE DISTRICT OF CALIFORNIA AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF CALIFORNIA, SANTA CLARA COUNTY SUPERIOR COURT. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARTIES AT THEIR RESPECTIVE ADDRESSES DESCRIBED IN SECTION 10.3 HEREOF.

        Section 10.6    Counterparts.    This Agreement may be executed in two or more fully or partially executed counterparts, any one or more of which may be executed and delivered by facsimile transmission, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

        Section 10.7    Entire Agreement.    This Agreement, that certain letter agreement entered into by and between Seller and Buyer dated the date hereof ("Letter Agreement") and the other documents delivered at the Closing, set forth the entire agreement and understanding of the parties in respect of the transaction contemplated by this Agreement, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by Seller or Buyer which is not embodied in this Agreement, the Letter Agreement or in the attached Exhibits or the written certificates, schedules or instruments of assignment or conveyance delivered pursuant to this Agreement, and neither Buyer nor Seller shall be bound by or liable for any alleged representations, promise, inducement or statement of intention not therein so set forth.

        Section 10.8    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

        Section 10.9    Attorney Fees.    If any action is brought by any party to this Agreement or any document or instrument executed in connection herewith to enforce or interpret its terms or provisions, the party finally adjudicated to be the prevailing party or finally receiving substantially the relief sought, shall be entitled to reasonable attorneys' fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom, and in any bankruptcy or insolvency proceeding in which any matters related to this Agreement are being adjudicated.

        Section 10.10    Payment of Fees and Expenses.    Except as specifically provided in this Agreement, each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the transaction contemplated hereunder.

        Section 10.11    Confidential Information.    The parties acknowledge that the transaction described herein is of a confidential nature and prior to Closing shall not be disclosed except to Permitted Outside Parties or as required by law or as necessary to enforce this Agreement. No party shall make any public disclosure of the specific terms of this Agreement, except as required by law or as necessary to enforce this Agreement (although nothing contained herein shall prohibit Buyer from disclosing the existence of this Agreement to any Tenant, the City of Milpitas, or any other Governmental Entity. In connection with the negotiation of this Agreement and the preparation for the consummation of the transaction contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to Permitted Outside Parties in connection with the transaction contemplated hereby. In the event of the termination of this Agreement for any reason whatsoever, Buyer shall return to Seller, all documents, work papers, engineering and environmental studies and reports and all other materials (including all copies thereof obtained from Seller in connection with the transaction contemplated hereby), and each party shall use its reasonably diligent efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information. The provisions of this Section 10.11 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement, and shall not be subject to the twelve month limitation set forth in Section 6.2.

        Section 10.12    Performance Due On Day Other Than Business Day.    If the time period for the performance of any act called for under this Agreement expires on a Saturday, Sunday or any other day on which banking institutions in the State of California are authorized or obligated by law or executive order to close (a "Holiday"), the act in question may be performed on the next succeeding day that is not a Saturday, Sunday or Holiday.

        Section 10.13    No Joint Venture.    Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller.

        Section 10.14    No Memorandum.    Buyer shall not record any memorandum disclosing this Agreement.

        Section 10.15    Waiver of Jury Trial.    Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (each, an "Action") (a) arising out of this Agreement, including any present or future amendment thereof or (b) in any way connected with or related or incidental to the dealings of the parties or any of them with respect to this Agreement (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether such Action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise, and regardless of which party asserts such Action; and each party hereby agrees and consents that any such Action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this Section 10.16 with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.

        Section 10.16    Not an Offer.    The submission of this Agreement to Buyer or its broker, agent or attorney for review or signature does not constitute an offer to sell the Property to Buyer or the granting of an option or other rights with respect to the Property to Buyer. No agreement with respect to the purchase and sale of the Property shall exist, and this writing shall have no binding force or effect, until this Agreement shall have been executed and delivered by Buyer and by Seller and Buyer shall have deposited the Deposit with Escrow Agent.

        Section 10.17    Limited Liability; Survival.    Neither the partners, members, managers, employees or agents of Seller or Buyer, nor the shareholders, officers, directors, employees or agents of any of them shall be liable under this Agreement and all parties hereto shall look solely to the assets of Seller or Buyer, as applicable, for the payment of any claim or the performance of any obligation by Seller or

Buyer. Except as otherwise expressly provided in this Agreement or in the documents and instruments entered into pursuant to this Agreement, no representations, warranties, covenants, agreements and other obligations of Seller or Buyer in this Agreement or the other documents and certificates to be executed in connection herewith shall survive the Closing.

        Section 10.18    No Third Party Beneficiaries.    Nothing in this Agreement is intended to benefit any third party, or create any third party beneficiary.

        Section 10.19    Time of Essence.    All times provided for in this Agreement for the performance of any act shall be strictly construed, time being of the essence.

        Section 10.20    No Waiver.    No waiver of any of the provisions of this Agreement shall be deemed, nor shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the party making the waiver.

        Section 10.21    Further Assurances.    Each party, at the request of the other, shall execute, acknowledge or have notarized (if appropriate) and deliver in a timely manner such additional documents, and do such other additional acts, also in a timely manner, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:	GREAT MALL OF THE BAY AREA ASSOCIATES, L.P., a Delaware limited partnership
	By:	SREG Great Mall, Inc., a Delaware corporation, its sole general partner
	By:	/s/ THEODORE R. STOTZER
	Name:	Theodore R. Stotzer
	Title:	Executive Vice President
BUYER:	THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership
	By:	The Mills Corporation, a Delaware corporation, its general partner
	By:	/s/ GREG NEEB
	Name:	Greg Neeb
	Title:	Executive Vice President Chief Investment Officer

ESCROW AGENT:

        The Escrow Agent is executing this Agreement to evidence its agreement to hold the Deposit and act as escrow agent in accordance with the terms and conditions of this Agreement.

LAWYERS TITLE INSURANCE CORPORATION
	By:	/s/ LINDA RAE PAUL
Dated: May 8, 2003	Name:	Linda Rae Paul
	Title:	AVP, Sr. Nat'l Commercial Closer

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AGREEMENT OF PURCHASE AND SALE between GREAT MALL OF THE BAY AREA ASSOCIATES, L.P., a Delaware limited partnership as Seller and THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership, as Buyer with Escrow Instructions for LAWYERS TITLE INSURANCE CORPORATION as Escrow Agent Dated as of May 8, 2003
AGREEMENT OF PURCHASE AND SALE
ARTICLE 1 CERTAIN DEFINITIONS
ARTICLE 2 AGREEMENT OF PURCHASE AND SALE; PURCHASE PRICE
ARTICLE 3 BUYER'S DUE DILIGENCE/CONDITION OF THE PROPERTY
ARTICLE 4 TITLE AND SURVEY
ARTICLE 5 REMEDIES AND DEPOSIT INSTRUCTIONS
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE 7 REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
ARTICLE 8 LEASES; MAINTENANCE OF PROPERTY
ARTICLE 9 CLOSING AND CONDITIONS
ARTICLE 10 MISCELLANEOUS
ESCROW AGENT